                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                     (Amendment No. _____________________)

                       Mid American Alliance Corporation
                 (Name of small business issuer in its charter)


                                    Missouri
                           (State or jurisdiction of
                         incorporation or organization)

                        --------------------------------
                          (Primary Standard Industrial
                           Classification Code Number
                                   43-1749982
                                ----------------
                                (I.R.S. Employer
                               Identification No.)

813 West Stadium Blvd. Suite A, Jefferson City, MO 65109
________________________________________________________________________________
(Address and telephone number of principal executive offices)

813 West Stadium Blvd. Suite A, Jefferson City, MO 65109
________________________________________________________________________________
(Address of principal place of business or intended principal place of business)

John Perkins, 1426 Inglenook Drive, Jefferson City, MO 65109
________________________________________________________________________________
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public
January 1, 2001 ________________________________________________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
________________________________________________________________________________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]_______________________________________________________
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]_______________________________________________________
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
                      Title of each           Dollar        Proposed maximum           Proposed                 Amount
                   Class of Securities       amount to       offering price        maximum aggregate              of
                    to be Registered       be registered        per unit            offering price         registration fee
----------------------------------------------------------------------------------------------------------------------------
                     Common Stock            10,000,000         $ 7.50                $10,000,000              $2,640.00
----------------------------------------------------------------------------------------------------------------------------

Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions to Rule 457 (sec.230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        MID-AMERICAN ALLIANCE CORPORATION

                           813 WEST STADIUM BOULEVARD
                                     SUITE A
                         JEFFERSON CITY, MISSOURI 65109
                                 (573) 659-8545

                  ---------------------------------------------

                                   $10,000,000
                        1,333,334 shares of common stock
                                 $7.50 per share

         MID-AMERICAN ALLIANCE CORPORATION ("THE COMPANY") WAS FORMED ON MAY 1, 1996 TO ACT AS A FINANCIAL SERVICES HOLDING COMPANY. THERE IS NO PUBLIC MARKET FOR THE COMMON STOCK OFFERED IN THIS OFFERING AND NO PUBLIC MARKET MAY DEVELOP IN THE IMMEDIATE FUTURE. THE COMPANY HAS NO PRESENT PLANS TO APPLY FOR LISTING ON ANY EXCHANGE. ACCORDINGLY, THE SECURITIES BEING OFFERED FOR SALE WILL BE ILLIQUID FOR A SIGNIFICANT PERIOD OF TIME.

         THE COMMON STOCK IS FULLY-PAID AND NON-ASSESSABLE, WITH DIVIDEND RIGHTS SUBJECT TO THE PRIOR RIGHTS OF THE HOLDERS OF PREFERRED STOCK AND HAS FULL VOTING RIGHTS.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. PROSPECTIVE PURCHASERS SHOULD BE PREPARED TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" AND "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE SECURITIES COMMISSION OR THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE STATE OF MISSOURI NOR THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------------

                                 Price to                       Selling
                                  Public                      Expenses (1)               Proceeds to Company (2)
                      ------------------------------- ----------------------------- ----------------------------------

Per Unit                             $7.50                          $.53                            $6.97
Total:                         $10,000,000                      $800,000                       $9,200,000

         (1) The shares will be sold on a "best efforts" basis through Greystone Securities, Inc., an NASD registered broker dealer who will receive a commission of 5%. The remainder of the amount termed "Selling Expenses" above (which will not exceed 3%) will be utilized by the Company in the overall sales effort and includes accounting fees, attorneys' fees, advertising, registration fees, and printing expenses associated with this offering. See, "Plan of Distribution."

         (2) The Company is offering on a best efforts basis a total of 1,333,334 shares of Common Stock. Subscribers to the Shares in this Offering will be allowed to purchase a minimum of $4,500 and a maximum of $225,000. The Offering will be sold in increments of 10 shares or $75.00. The Offering will remain open until all Shares offered hereby are sold or Management terminates the selling effort. See, "Plan of Distribution" and "Purpose of the Offering and Use of Proceeds."

                 This Prospectus is dated as of January 1, 2001

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO MAKE ANY REPRESENTATIONS ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, ANY SUCH REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANYONE IN ANY STATE OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                               PROSPECTUS SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                   THE COMPANY

MID-AMERICAN ALLIANCE CORPORATION ("THE COMPANY") IS A MISSOURI CORPORATION ORGANIZED AS A FINANCIAL SERVICES HOLDING COMPANY. IT WILL PRIMARILY BE ENGAGED IN THE OWNERSHIP OF INSURANCE COMPANIES AND A VENTURE CAPITAL COMPANY. IT MAY ALSO ENGAGE IN OTHER ACTIVITIES AS PERMITTED BY LAW.

                                  THE OFFERING

SECURITIES OFFERED                   1,333,334 SHARES OF COMMON STOCK

COMMON STOCK OUTSTANDING ON JUNE
30, 2000                             4,798,640 SHARES (1)

COMMON STOCK TO BE OUTSTANDING       6,131,974 SHARES (2)
AFTER THE OFFERING

PLAN OF DISTRIBUTION                 TO BE SOLD PRIMARILY MISSOURI, ILLINOIS,
                                     KANSAS AND ARKANSAS RESIDENTS ON A "BEST
                                     EFFORTS" BASIS THROUGH GREYSTONE SECURITIES
                                     INC., WHO WILL RECEIVE A DIRECT COMMISSION
                                     BASED UPON SUCH SALES OF 5% OF THE AMOUNT
                                     SOLD AND AN OPTION FOR 133,333 SHARES OF
                                     COMMON STOCK. SEE "PLAN OF DISTRIBUTION."

SALE OF LESS THAN TOTAL NUMBER       THE OVERALL SUCCESS OF THE BUSINESS PLAN
OF UNITS                             WILL BE COMPROMISED IF SUBSTANTIALLY LESS
                                     THAN THE TOTAL OFFERING IS SOLD. SEE
                                     "PURPOSE OF THE OFFERING AND USE OF
                                     PROCEEDS."

TERM OF OFFERING                     THE OFFERING WILL CONTINUE UNTIL EITHER ALL
                                     SHARES ARE SOLD OR MANAGEMENT TERMINATES
                                     THE SELLING EFFORT, BUT IN NO EVENT LONGER
                                     THAN TWO YEARS FROM THE EFFECTIVE DATE OF
                                     REGISTRATION OF THIS OFFERING.

USE OF PROCEEDS                      TO PROVIDE WORKING CAPITAL FOR THE COMPANY,
                                     FORM AND CAPITALIZE A BANK HOLDING COMPANY,
                                     CAPITALIZE THE VENTURE CAPITAL SUBSIDIARY,
                                     PROVIDE ACQUISITION CAPITAL AND OTHER
                                     PURPOSES AS DETERMINED BY THE BOARD OF
                                     DIRECTORS. SEE "PURPOSE OF THE OFFERING
                                     AND USE OF PROCEEDS."

(1) Consisting of 3,150,000 Common Stock shares issued at $.10 per share to organizers and directors and 1,562,500 Common Stock shares issued at $1.60 per share in a private placement, 168,797 shares in the public offering from October 14, 1997 to August 31, 1999, and 60,000 Common Stock shares of $.40 per share, less 353,500 Common Stock shares at $.10 per share that was repurchased and placed in treasury stock.

(2)      Assumes the sale of all 1,333,334 Shares offered in this Offering.


                        MID-AMERICAN ALLIANCE CORPORATION

                               OFFERING MEMORANDUM

                                   $10,000,000
                                1,333,334 SHARES
                                  $7.50 A SHARE
                            $4,500 MINIMUM INVESTMENT
                           $225,000 MAXIMUM INVESTMENT

                 This Memorandum is dated as of January 1, 2001

                               THIS PAGE HAS BEEN
                                   LEFT BLANK
                                  INTENTIONALLY

                        MID-AMERICAN ALLIANCE CORPORATION
                                   $10,000,000
                                1,333,334 SHARES
                         OFFERING PRICE: $7.50 PER SHARE

         Mid-American Alliance Corporation, a Missouri Corporation (the "Company"), offers up to a maximum of 1,333,334 shares("Shares")of its common stock at $7.50 per share. The minimum investment is $4,500 and the maximum investment that will be accepted is $225,000. The offering will be sold by Greystone Securities, Inc., a NASD registered broker dealer, who will be making the Offering on a "best-efforts basis" and by agents of the issuer. The broker dealer will receive a commission not to exceed 5% of all sales made. The Offering will terminate two years from the date of this prospectus, unless sooner terminated or extended by the Company for up to a maximum of 90 additional days.

          The Shares will be registered under the Securities Act of 1933 (the "Securities Act") and the securities laws of various states or foreign nations. There is currently no existing public or other market for the securities of the Company and no such market may develop as a result of this Offering. Consequently, purchasers of the securities offered hereby may not be able to sell such securities for an extended period of time, if ever.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SUBSTANCIAL DILUTION. PROSPECTIVE PURCHASERS SHOULD BE PREPARED TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS"AND "DILUTION".

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORS OF ANY STATE NOR HAS ANY OF THE FOREGOING PASSED UPON THE ACCURACY OR ADEQUACY OF THE MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ---------------------------------

                                 Price to                       Selling
                                  Public                      Expenses (1)               Proceeds to Company (2)
                      ------------------------------- ----------------------------- ----------------------------------
Per Unit                             $7.50                          $.53                            $6.97
Total:                         $10,000,000                      $800,000                       $9,200,000


(1) The Company is offering the Shares directly through Greystone Securities, Inc. a NASD registered broker dealer who will receive commissions not to exceed 5% of the amount sold. See "Plan of Distribution." The Company may also sell the offering through agents of the issuer who will not receive any commissions for making such sales.

(2) The Company is offering on a best efforts basis a total of 1,333,334 shares of Common Stock. Subscribers to the Shares in this Offering will be allowed to purchase a minimum of $4,500 and a maximum of $225,000. The Offering will be sold in increments of 10 shares or $75.00. The Offering will remain open until all Shares offered hereby are sold or Management terminates the selling effort. See, "Plan of Distribution" and "Purpose of the Offering and Use of Proceeds."

         ALL PAYMENTS FOR SUBSCRIPTIONS MUST BE MADE BY CHECK, BANK DRAFT OR MONEY ORDER MADE PAYABLE TO "MID-AMERICAN ALLIANCE CORPORATION."

         The Shares are offered subject to acceptance by the Company and subject to satisfaction of certain conditions. The Company reserves the right to withdraw, modify or cancel the Offering without notice and to reject orders in whole or in part.

         The offering price of the Shares has been determined by the Company and bears no direct relationship to the assets, earnings or book value of the Company or any other recognized criteria of value.

         The Company intends to deliver to its stockholders an annual report containing certified financial statements within 150 days of the end of each fiscal year. The Company's fiscal year is the calendar year.

         For a description of investor suitability standards and subscription procedures, see "Subscription Procedures" and "Investor Suitability Standards."

         The Company's books and records will be located at its executive offices, 813 W. Stadium Blvd., Suite A, Jefferson City, Missouri 65109. The Company's telephone number is 573 659-8545.

         THIS MEMORANDUM (THE "MEMORANDUM") IS SUBMITTED IN CONNECTION WITH THE OFFERING (THE "OFFERING") OF SHARES OF COMMON STOCK IN MID-AMERICAN ALLIANCE CORPORATION. DISTRIBUTION OF THE MEMORANDUM, IN WHOLE OR IN PART, IS NOT PERMITTED UNLESS EXPRESSLY AUTHORIZED IN ADVANCE IN WRITING BY AN OFFICER OF THE COMPANY OR THE BROKER DEALER SELLING THE OFFERING. NO OFFERING LITERATURE OR ADVERTISING IN ANY FORM SHALL BE EMPLOYED IN THE OFFERING EXCEPT FOR INFORMATION CONTAINED HEREIN AND IN ATTACHMENTS OR EXHIBITS HERETO AND TO THE EXTENT AUTHORIZED BY THE OFFICERS OF THE COMPANY. NO PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OFFICERS OF THE COMPANY.

         BECAUSE THE INVESTMENT INVOLVES A HIGH DEGREE OF RISK, IT IS SUITABLE ONLY FOR PERSONS WHO CAN DEMONSTRATE THAT THEY HAVE THE ABILITY TO EVALUATE THE OFFERING OR THAT THEY HAVE RETAINED THE SERVICES OF A REPRESENTATIVE WHO HAS SUFFICIENT KNOWLEDGE AND EXPERTISE TO EVALUATE THE INVESTMENT.

         PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THE MEMORANDUM OR ANY PRIOR OR SUBSEQUENT COMMUNICATION FROM THE COMPANY OR ANY PROFESSIONAL ASSOCIATED WITH THE OFFERING, AS LEGAL, TAX OR INVESTMENT ADVICE. EACH INVESTOR SHOULD CONSULT WITH AND RELY ON HIS/HER OWN PERSONAL COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO LEGAL, TAX AND ECONOMIC

IMPLICATIONS OF THE INVESTMENT DESCRIBED HEREIN AND ITS SUITABILITY FOR THE INVESTOR.

         NEITHER THE DELIVERY OF THE MEMORANDUM NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE MEMORANDUM.

         THE MEMORANDUM CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ONLY IN JURISDICTIONS IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE LAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS (AS DEFINED UNDER THE SECURITIES ACT). THE MEMORANDUM DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANYONE IN ANY STATE OR IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED. THE COMPANY RESERVES THE RIGHT TO WITHDRAW OR MODIFY THE OFFERING AND, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUBSCRIPTIONS HEREUNDER.

         STATEMENTS CONTAINED HEREIN AS TO THE CONTENTS OF ANY AGREEMENT OR OTHER DOCUMENTS ARE SUMMARIES AND, THEREFORE, ARE NECESSARILY SELECTIVE AND INCOMPLETE. COPIES OF THE DOCUMENTS REFERRED TO HEREIN MAY BE OBTAINED FROM THE COMPANY AND ARE AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.



                        MID-AMERICAN ALLIANCE CORPORATION
                              813 W. STADIUM BLVD.,
                                    SUITE A,
                         JEFFERSON CITY, MISSOURI 65109

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                             ---------

SUBSCRIPTION PROCEDURES...................................................................................       1

INVESTOR SUITABILITY STANDARDS............................................................................       1

MEMORANDUM SUMMARY........................................................................................       1

RISK FACTORS..............................................................................................       3

THE BUSINESS..............................................................................................       5

CAPITALIZATION............................................................................................       8

DESCRIPTION OF SECURITIES.................................................................................       8

PLAN OF DISTRIBUTION......................................................................................       9

DETERMINATION OF OFFERING PRICE...........................................................................      12

DILUTION..................................................................................................      12

DESCRIPTION OF THE SHARES.................................................................................      13

OFFICERS AND DIRECTORS....................................................................................      14

SECURITY OWNERSHIP........................................................................................      20

ADDITIONAL INFORMATION....................................................................................      20

LEGAL MATTERS.............................................................................................      21

ANNUAL REPORTS TO STOCKHOLDERS............................................................................      21

INDEX TO FINANCIAL STATEMENTS.............................................................................      21

EXHIBIT A-SUBSCRIPTION AGREEMENT..........................................................................     A-1

                               THIS PAGE HAS BEEN
                                   LEFT BLANK
                                  INTENTIONALLY

                             SUBSCRIPTION PROCEDURES

         The execution of a Subscription Agreement constitutes a binding offer to buy Shares and an agreement to hold open the offer to buy the Shares until the subscription is accepted or rejected by the Company. No subscriptions will be valid unless accepted in writing by an officer of the Company.

         Prospective investors who wish to invest must deliver the following items to the Company:

         1. An executed Subscription Agreement with the appropriate blanks completed (see Subscription Documents, separate from the Memorandum);

         2. An executed Purchaser Questionnaire with the appropriate blanks completed (see Subscription Documents);

         3. A check, bank draft or money order, payable to the order of "MID-AMERICAN ALLIANCE CORPORATION" in the amount of the subscription.

         The original Subscription Documents to be executed by each subscriber are contained in a packet that accompanies the Memorandum. On delivery of the executed Subscription Documents and expiration of any state rescission rights, the subscriber will become bound by its terms and will not be able to revoke his or her subscription. However, the Company reserves the right to reject any subscription, in whole or in part, in its sole discretion.

                         INVESTOR SUITABILITY STANDARDS

         Only persons who have adequate financial means and no need for liquidity with respect to their investment should purchase any Shares because
(1) no market for the Shares exists nor may develop as a result of this Offering, and (2) the Shares are speculative. See "Description of Shares." The Company and the broker dealer will not sell the Shares to any purchaser unless, in the judgment of the Company and/or the broker dealer, the investment is suitable for such purchaser based on the information provided in the Subscription Documents.

         All representations by prospective investors shall be reviewed and relied upon by the Company in determining the suitability of such person under applicable securities laws and regulations.

                               MEMORANDUM SUMMARY

         This summary is qualified by reference to the detailed information appearing elsewhere in the Memorandum.

THE COMPANY AND ITS BUSINESS PLAN

         Mid-American Alliance Corporation (the "Company) was formed on May 1,1996 to act as a financial services holding company. On December 31,1997 the Company acquired 100% of Mid-American Century Life Insurance Company, a Missouri insurance company. The Company formed a venture capital subsidiary Mid American Capital Corporation on February 6,1998. On April 14, 2000 Mid-American Century Life Insurance Company began selling its insurance products in Missouri. In its first twenty weeks of selling it has submitted over $500,000 in premiums. On May 22, 2000, Mid American Century Life Insurance Company purchased 100% of the outstanding shares of Mid-American Century Life Insurance Company of Arkansas, which has changed its name to Security Alliance Insurance Company. Mid American Century Life Insurance Company and Mid-American Alliance Corporation jointly purchased the Ken Johnson Insurance Agency on June 1, 2000. The Ken Johnson Insurance Agency has approximately 2000 clients and is licensed in Missouri and Iowa.

          There is no public market for the Shares to be sold in this Offering and it is not anticipated that a public market will develop in the immediate future. The Company has no present plans to apply for listing on any exchange. Accordingly, the securities being offered for sale will be extremely illiquid for a significant period of time.

         The purpose of this offering will be to further capitalize the venture capital company, provide capitalization for a bank holding company, provide acquisition capital, and provide working capital to the Company. There can be no assurance that the Company will be successful in selling this Offering or in conducting insurance or banking business.

THE OFFERING

         The Company is offering 1,333,334 Shares of Mid-American Alliance Corporation common stock, for a period of two years from the date of this prospectus, unless sooner terminated or extended at the option of the Company for up to an additional 90 days. The proceeds from the sale of the Offering will be placed in escrow until $1,000,000 of stock has been sold. The minimum investment is $4,500 and the maximum investment is $225,000. The Offering will be sold in increments of 10 shares or $75.00.

SECURITIES

         The Shares are common stock of Mid-American Alliance Corporation. The authorized capital stock of the Mid-American Alliance presently consists of 8,000,000 shares of $.10 par value common stock and 550,000 shares of preferred stock, $5.00 par value. See "Description of Shares." As of the date of this Offering, 4,798,640 Shares are issued and outstanding, (5,954,000 shares when conversion is completed). See "Description of Shares."

         Holders of shares of common stock have ratable rights to declared dividends and all assets distributed to stockholders upon liquidation and are entitled to one vote per Share. There are no preemptive, subscription or conversion rights.

CERTAIN RISK FACTORS

         Participating in the Offering involves certain risks, including the risk that the Company will not be able to complete the capitalization of the bank holding company and that the venture capital company may be unable to find appropriate investments. See Risk Factors - Additional Financing Requirements." Potential investors should review the entire Memorandum, including "Risk Factors."

DILUTION

This Offering involves immediate substantial dilution in the amount of $4.77 (64%) per Share in Mid-American Alliance Corporation, assuming the sale of all 1,333,334 Shares pursuant to this Offering, from the offering price of $7.50. See "Dilution."

USE OF PROCEEDS

   The net proceeds of this Offering will use approximately $1,000,000 to capitalize its venture capital company. It intends to use $5,000,000 to create a bank holding company, of which $2,500,000 will be used to form a bank in Illinois or a surrounding state. It intends to use $2,000,000 for acquisition capital and approximately $1,500,000 of the proceeds will be used as working capital for its operations. "Use of Proceeds."

MARKET INFORMATION

The Shares, which make up the Shares are not currently traded publicly and no public market is expected to develop as a result of this Offering. No assurance can be given that the Shares will be able to be traded for some time in the future.

                                  RISK FACTORS

         EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO SUBSCRIBING, CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH ELSEWHERE IN THE MEMORANDUM.

         RISK OF LOSS OF INVESTMENT. This Offering involves a high risk investment in a corporation that has limited current operations and limited assets. Potential investors must be willing to risk the entire loss of their capital. The investor's potential loss is limited to the amount of their investment in this offering. No assurance or guarantee can be given that any of the potential benefits described in this Prospectus will prove to be accurate or available, nor can any assurance or guarantee be given as to the actual amount of financial return, if any, which may result from an investment in this Offering. The information in the Prospectus is believed to be accurate, but such accuracy cannot be and is not guaranteed. ANY INVESTMENT IN THIS OFFERING SHOULD BE CONSIDERED A HIGH RISK INVESTMENT AND ANY SUCH INVESTMENT SHOULD BE RESTRICTED TO AN INVESTOR'S RISK CAPITAL ONLY.

         NO PAYMENT OF DIVIDENDS. The Company intends to use all proceeds from the Offering and any retained earnings to finance the growth of the business. The payment of dividends will be contingent on the Company's revenues and earnings, if any, its capital requirements and its general financial condition. The payment of dividends rests within the discretion of its Board of Directors. No dividends have been declared or paid in the Company's history, and there is no present intention to pay dividends. There can be no assurance that dividends will be paid at any time in the future.

         CONTROL BY OFFICERS AND DIRECTORS. As of October 1, 2000, the Company's current officers and directors and a company with which one of the Company's executive officers is affiliated, First Alliance Corporation ("FAC"), owned approximately 24% of the outstanding Shares of common stock of the Company. After this Offering, the Company's officers, directors, and FAC will own approximately 20% of the outstanding Shares of Common Stock. As a result, management and FAC will most likely continue to be able to elect all directors and otherwise control all corporate actions and changes. In other words, investors will not be able to elect any directors or exert any control over operations of the Company.

         NO MARKET FOR SHARES. There is currently no existing public or other market for such securities and no such market will develop as a result of this Offering. Consequently, purchasers of the Shares may not be able to sell such securities for an extended period of time. The Company plans to but has no obligation to seek a listing of the Shares, and no assurance can be given that the Shares will be listed in the future. There is no assurance that any market will develop for the securities being sold in this offering. See "Description of Capital Stock."

         DETERMINATION OF OFFERING PRICE. The offering price of the Shares offered hereby was determined solely by the Company and does not necessarily bear any relation to the market or book value of the assets or prospects of the Company, the valuation of other companies in the industry or any other accepted criterion of value. See "Determination of Offering Price."

         DILUTION. When this offering is fully sold and assuming all preferred stock has been converted, the Offering will involve immediate and substantial dilution to the investors in the amount of $4.77(64%) per share, from the offering price of $7.50 per share. See "Dilution".

         BEST EFFORTS OFFERING. This Offering is being made on a best efforts basis by the registered broker dealer and agents of the issuer. Accordingly, there can be no assurance that all or any portion of the Offering will be sold. If less than all of the offered Shares are sold prior to the termination of the Offering, the Company will have less funds available for its business purposes. See "Use of Proceeds"; "Plan of Distribution"; and "The Business".

         RISKS ASSOCIATED WITH INSURANCE COMPANIES. There are a number of factors, which are unique to the insurance industry. These factors may have adverse effects on the operating results of the life insurance company. While the insurance company has been in existence since 1983, it began selling insurance for the first time in several years on April 14, 2000. The cost of placing new policies in force is usually greater than the amount of the first year's premium and ,accordingly, in the early years of a life insurance company these initial costs and required provisions for reserves tend to have an adverse effect on operating results, although generally-accepted accounting principles applicable to stock life insurance companies require certain of these costs to be amortized over the period during which related premiums are earned.

         The duration of the period during which the losses may be sustained as a result of this factor will be prolonged, if among other events, policies lapse before acquisition costs are recovered, the return on investments is lower than anticipated, mortality experience is unfavorable, or if too much insurance is placed upon the books of the Company. Because of the relatively limited capital and the absence of broad diversification of risk, a company just beginning to sell insurance products may be more susceptible to losses than older, more established companies.

         The Company's insurance subsidiary will be subject to risk associated with assumptions regarding the products to be sold, the future policy benefits, and interest rate fluctuations. If the Company's assumptions regarding the demand for its products, or if it underestimates future policy benefits the Company's ability to make a profit could be impacted.

         RISKS ASSOCIATED WITH VENTURE CAPITAL COMPANIES. The Company has formed a venture capital subsidiary, Mid-American Capital Corporation. That subsidiary has limited proceeds and no operating history. The success or failure of this entity will depend to a considerable extent upon the ability of the Venture company to obtain the necessary expertise to either manage or advise it in the placement of its capital, and the existence of enough investment opportunities of sufficient merit that the capital of this subsidiary can be judiciously employed. See "The Business."

         RISKS ASSOCIATED WITH BANK HOLDING SUBSIDIARY. The Company has several persons with banking backgrounds on its Board of Directors and Advisory Board; however none of the senior management team has such background. The Company will have to recruit individuals with a banking experience to operate the bank. Failure to attract these individuals would effect the profitability of the proposed bank. The Company would not create a bank holding subsidiary unless it can recruit such individuals. In addition, the banking business is very interest rate senstive. If interest rates were to increase dramatically and impact margins, a bank might not be profitable.

         COMPETITION. The life insurance industry is a highly competitive business. As of the date of this Memorandum, the Missouri Department of Insurance reports that there are 40 domestic life insurance companies authorized to conduct a life insurance business in Missouri and 587 foreign(out of state) companies authorized to conduct a life insurance business in Missouri. Many of these companies will have significantly larger capitalization and operations than will the Company's life insurance subsidiary. Accordingly, competition for new life insurance policies will be significant which may have a negative impact on the Company's ability to operate profitably. In addition, the banking business is a highly competitive business. Many of the banks will have significantly larger capitalization and operations than the Company's banks. Accordingly, competition for banking business will be significant which may have a negative impact on the Company's ability to operate profitably. See "The Business."

         DEPENDENCE UPON KEY PERSONNEL. The ability of the Company to continue its operations successfully will be dependent primarily upon the efforts of Scott J. Engebritson, Chairman of the Board, and Harold D. Woodward, President. See "Management." The Company has entered into employment agreements with these persons but has not obtained any "key man" life insurance on their lives. The loss of the services of either of these officers could have a material adverse effect on the ability of the Company to operate successfully.

         REVENUES; NO ASSURANCE OF FUTURE PROFITABILITY. The Company has limited revenues or operating profits to date. Moreover, there can be no assurance that the Company will derive sufficient revenues from its operations or operate on a profitable basis. The likelihood of the success of the Company must be considered in light of the problems, costs, difficulties and delays encountered in connection with the start-up of a new business, and the competitive environment in which it will operate. See "The Business."

         DISCRETIONARY USE OF PROCEEDS. A substantial portion of the proceeds of the Offering are intended to be utilized generally to implement the proposed business plan and growth of the Company, such as the creation of bank subsidiary and investment in other properties and companies as allowed by the rules and regulations of the State of Missouri Department of Insurance. Accordingly, prospective investors who invest in the Company will be entirely dependent on the judgment of management of the Company in connection with the allocation of a portion of the funds raised herein. There can be no assurance that determinations ultimately made by such persons relating to the specific allocation of the net proceeds of the Offering will permit the Company to achieve its business objectives. See "Use of Proceeds."

         GOVERNMENTAL REGULATION. The Company intends to operate in the financial services area. This area has numerous regulations including rules concerning the capital of companies in the financial services business, the types of business a company may engage in, consumer protection rules, and other requirements which could effect the Company. Should any of these requirements be changed in a material way, the changes could impact the profitability of the Company.

         POTENTIAL CONFLICTS OF INTEREST. One of the Company's executive officers, Mr. Engebritson is also an executive officer/director of several other financial holding companies and Life Insurance Companies. These are Mid-Atlantic Capital of Charleston, West Virginia, Western States Alliance Corporation of Colorado Springs, Colorado, Benefit Capital Life Insurance Co. of New Orleans, Louisiana, Security Alliance Insurance Co. of Little Rock, Arkansas, First Alliance Corporation of Lexington, Kentucky, and First Alliance Insurance Company of Lexington, Kentucky. It is anticipated that Mr. Engebritson will devote up to 40% of his time to the Company. In the future, the Company may compete with some or all of these corporations concerning the allocation of the time and attention of Mr. Engebritson. In addition, another potential conflict of interest exists in that several of these companies may ultimately compete with the Company in the life insurance industry.

         FORWARD LOOKING STATEMENTS. This Offering Memorandum contains certain statements of a forward-looking nature relating to future events or future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in or incorporated by reference into this Offering Circular, including the matters set forth under this caption "Risk Factors," which could cause actual results to differ materially from those indicated in such forward-looking statements.

                                  THE BUSINESS

INTRODUCTION

         Mid-American Alliance Corporation was incorporated in Missouri on May 1, 1996. The Company has limited history of operations and was formed for the primary purpose of becoming a financial services holding company. The Company has five salaried employees, and will be hiring and training personnel to carry out its business plan. Additional administrative personnel will be hired as needed. The Company has entered into a lease agreement for office space at 813
W. Stadium Blvd., Suite A, Jefferson City, Missouri 65109.

MID-AMERICAN CENTURY LIFE INSURANCE COMPANY
LIFE INSURANCE SUBSIDIARY

         The Company owns 100 % of a life insurance subsidiary. The Company purchased a Missouri domiciled life insurance company, Mid-American Century Life Insurance Company. In its first year of operations, MACLIC showed an after tax statutory profit of $114,000. It is currently marketing a ten-level term product to the shareholders of Mid-American Alliance Corporation. It has received its Certificate of Authority to expand its charter in Arkansas.

          Mid-American Century Life Insurance Company was incorporated in October of 1983 and has been registered with the Missouri Department of Insurance since December 1, 1983. Many states require that an insurance company be in business for a minimum number of years before becoming licensed. Mid-American Century Life Insurance Company can apply for registration in most states because of how long it has been chartered in Missouri. Until April 14, 2000 it had not actively sold insurance products in the state of Missouri for the last two years. Since it began selling insurance in Missouri it has submitted over $500,000 in premiums. Missouri insurance laws require that a newly chartered life insurance company be capitalized with a minimum of $1,200,000 of capital and surplus. The Company's life insurance subsidiary was capitalized with $6,000,000.

         On May 22, 2000, Mid American Century Life Insurance Company of Missouri purchased 100% of the outstanding shares of Mid-American Century Life Insurance Company of Arkansas. The purchase price was $250,000. The name of that company has been changed to Security Alliance Insurance Company. The Arkansas company has been licensed with Arkansas Department of Insurance since 1957. It has had limited activity for the past several years.

         The Mid American Century Life Insurance Company is subject to the regulation and supervision of the Director of the Missouri Department of Insurance. Such regulation is primarily for the benefit of policyholders rather than stockholders of the Company. Broad administrative powers are possessed by the Department. These powers include the authority to grant and revoke licenses to transact business, to approve the form of insurance contracts, to regulate capital requirements, to regulate the character of permitted investments, and to require deposits for the protection of policyholders. The Missouri Insurance Code requires the filing of a detailed annual report with the Department. The insurance subsidiary's business and financial accounts will be subject to examination by the Department, as well as insurance departments of any other states in which it may do business.

         There can be no assurance that the Company's insurance subsidiary will be able to satisfy the regulatory requirements of the Department or a similar department in any other state in which it may wish to transact business.

         The Company, as the holder of 100% of the shares of a Missouri insurance company, will also be subject to the provisions of the Missouri Insurance Holding Company Act. The provisions of said Act generally provide for restrictions on a change in control of the insurance company, require the filing of certain reports with the Department, and limit the amount of dividends which may be received by the holding company from the insurance company subsidiary.

         The life insurance industry is fiercely competitive. A.M. Best Company reports that there are more than 2,600 chartered life insurance companies in the United States. The most recent survey from the Missouri Department of Insurance reports that as of December 31, 1999, there were 40 domestic (Missouri-chartered) life insurance companies and an additional 587 companies incorporated in other jurisdictions which are authorized to sell life insurance in Missouri. Many of the life insurance companies authorized to do business in Missouri are well-established companies with fine reputations, offering a broader line of insurance policies, having larger selling organizations, and greater financial resources than the Company's insurance subsidiary will have when it commences operations. There is also considerable competition among insurance companies in obtaining qualified sales agents.

         There are certain factors particular to the life insurance business that may have an adverse effect on the operating results of its insurance subsidiary. The basic factors are that cost of putting a new policy in force is usually greater than the first year's premium thereon, and, accordingly, in the early years of producing new life insurance business, these initial costs and the required provisions for reserves tend to have an adverse effect on operating results. The Company's insurance subsidiary, as is common among new or inactive life insurance companies, could operate at a loss for a number of years because of the substantial costs of writing new life insurance. The aggregate cost of writing new life insurance includes such significant nonrecurring items as first year commissions, medical and investigation expenses, and other expenses incident to the issuance of new policies, together with the initial reserves required to be established. Accordingly, it is generally recognized that the cost of putting a new policy in force is substantially greater than the first year premium. As a result, the reported profits of a new life insurance company are affected adversely. Such a company may be expected to sustain losses for a number of years, during which time earnings are not available for dividends.

         The Company officers have a combined 44 years of experience in the sale and administration of life insurance products. However, there can be no assurance that the Company will be successful.

KEN JOHNSON AGENCY

         The Company and Mid American Century Life Insurance Company own the Ken Johnson Insurance Agency. The Company and its life subsidiary purchased the agency on June 1, 2000 for a price of $500,000. The Ken Johnson Agency has approximately 2000 clients and is licensed to sell insurance products in both Missouri and Iowa.

         The Company formed a venture capital subsidiary, Mid-American Capital Corporation, on February 6, 1998 but has not capitalized the company. Mid-American Capital Corporation has limited funding and no operating history. If the Company is successful in raising sufficient capital, it proposes to capitalize a venture capital subsidiary at an initial amount of $1 million.

BANK HOLDING COMPANY SUBSIDIARY

         The Company has demonstrated in the life insurance business the ability to recruit and build a Board of Directors of knowledgeable, influential, respected business people. The Board of Directors of the Company has extensive experience involving banks, which includes serving on bank boards, serving as bank presidents, and being executive director a bankers association amounting to over 50 years of experience. The Company believes it can recruit a highly qualified Board of Directors for a bank holding company.

         Newly passed legislation at both the state and federal level has created an opportunity for Company to form a bank holding company, which would form and own a bank. Large bank mergers have resulted in numerous reductions of personal service in small to medium sized towns in the Midwest. Such mergers have displaced a number of highly qualified bank personal. Using it's Advisory Board and shareholder base the Company believes it can form or purchase community banks that would offer a range of products, including insurance, with a personal touch of a community owned bank. The Company's plan is to research and locate areas in which management believes a community bank could thrive. The bank holding company would then approach local investors who would invest half of the $5,000,000 required capital to form or purchase a bank. The Company would invest the other half of the amount needed $2,500,000 and retain a 50% ownership in the bank. The local investors would create a local or hometown influence for the bank. The Company because of its statewide contacts and business in surrounding states believes it can find locations that would meet these criteria. The Company would intend to offer banking services and insurance services through its agency to bank customers.

BECAUSE MANAGEMENT DOES NOT HAVE THE ADVANCE ABILITY TO DETERMINE WHETHER A LOCATION TO SUPPORT A COMMUNITY BANK OR TO FORESEE THE ECONOMIC CONDITIONS IN THE FUTURE, MANAGEMENT RESERVES THE RIGHT TO REDIRECT THE NET PROCEEDS OF THE PROPOSED PUBLIC OFFERING ALLOCATED TO THE BANK HOLDING COMPANY SUBSIDIARY PORTION OF THE COMPANY'S BUSINESS PLAN FOR ACQUISITION PURPOSES

MID-AMERICAN CAPITAL CORPORATION
VENTURE CAPITAL SUBSIDIARY

         The Company formed a venture capital subsidiary, Mid-American Capital Corporation, on February 6, 1998 but has not capitalized the company. Mid-American Capital Corporation has limited funding and no operating history. If the Company is successful in raising sufficient capital, it proposes to capitalize a venture capital subsidiary at an initial amount of $1 million.

         The Board of Directors may consider an investment in a venture fund for the venture capital subsidiary. Such a fund would focus upon companies located in Missouri and providing seed capital to those businesses.

         The venture capital fund would invest in start-up or expansion of existing businesses. Investments may be for start-up companies or for expansion of existing businesses, and may take the form of equity, loans, guarantees or combinations of these alternatives. Limits will be established for investments in any single entity to spread the risk, but providing venture capital is an inherently risky undertaking.

         The officers of the Company have very limited experience in venture capital management and the Company will seek to attract either individuals with appropriate skills to manage the investments or contract for services from separate entities with demonstrable expertise.

         The Company's venture capital subsidiary will have a network of community leaders who will help the subsidiary identify and evaluate requests for venture capital funding in any geographic area. Thus, the Company will be in a unique position of having access to much more information about the projects and the character and business abilities of the people behind those projects than would be available to most venture capital companies.

         The Company also plans to rely upon information from its Advisory Board members and shareholders to provide information about prospective investments for the venture capital subsidiary. This "deal flow" of prospective investments is essential to the success of the venture capital subsidiary.

 BECAUSE MANAGEMENT DOES NOT HAVE THE ADVANCE ABILITY TO DETERMINE AN ADEQUATE DEAL FLOW NECESSARY TO SUPPORT A VENTURE CAPITAL BUSINESS, MANAGEMENT RESERVES THE RIGHT TO REDIRECT THE NET PROCEEDS OF THE PROPOSED PUBLIC OFFERING ALLOCATED TO THE VENTURE CAPITAL PORTION OF THE COMPANY'S BUSINESS PLAN FOR ACQUISITION PURPOSES.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of June 30, 2000, and the pro forma capitalization as of such date to give effect to the issuance of the maximum number of Shares offered hereby. This table should be read together the audited financial statement of Company for the year ending December 31, 1999.

                                                                Actual at
                                                              June 30, 2000                As Adjusted (1)
                                                              -------------                -----------

Total Liabilities                                        $            373,773         $             373,773
                                                         --------------------         ----------------------
Shareholders' Equity:

                                                         --------------------         ----------------------
     Preferred stock, 8% non-cumulative,
     convertible, callable, $5.00 par and
     liquidation value, 640,000 shares authorized;
     281,527 shares outstanding                                    1,592,700                     1,592,700
Common stock, $.10 par value, 7,600,000
     Shares authorized, 4,798,640 shares issued
     (as adjusted, 6,131,974 maximum)                                479,864                       613,197
Additional paid in capital                                         7,751,779                     7,835,780
     Accumulated deficit                                          (2,605,174)                   (2,605,174)
     Common stock in treasury                                        (32,400)                      (32,400)
Accumulated other comprehensive income                               (17,127)                      (17,127)
                                                         --------------------         ----------------------
Total Shareholders' Equity                                         7,170,642                    14,529,916
                                                         --------------------         ----------------------
Total Capitalization                                     $         7,544,415          $         16,024,960
                                                         ====================         ======================

(1)  Assumes net proceeds from this Offering of $9,200,000.

After all shares of Preferred Stock are converted to Common Stock the outstanding Shares will be 5,954,000.

                            DESCRIPTION OF SECURITIES

         The authorized stock of the Company consists of 15,000,000 shares of Common Stock, $.10 par value as stated in the Articles of Incorporation, and 640,000 shares of Preferred stock, $5.00 par value. As of June 30, 2000, 4,798,640 Shares of Common Stock are issued and outstanding. Upon conversion of the Preferred Stock, the Company will have 5,954,000 Shares of Common Stock outstanding. The Shares of Common Stock, when issued, will be fully paid and nonassessable.

                           DESCRIPTION OF COMMON STOCK

         In the event of liquidation, holders of the Company's Common Stock are entitled to participate equally per Share in all assets, if any, of the Company remaining after the payment of all liabilities. Holders of the Common Stock are entitled to such dividends as the Board of Directors, in its discretion, may declare out of funds available therefor.

         All shareholder rights conferred by the provisions of the Missouri Revised Statutes governing corporate entities as amplified or amended by the Company's Articles of Incorporation and by-laws shall vest in the subscriber's immediately upon acceptance of the subscription by the Company. These rights include, inter alia, voting rights, liquidation and other preferences, etc.

         The holders of the Common Stock are entitled to one vote for each Share held of record in each matter submitted to a vote of stockholders. The Articles of Incorporation of the Company do not allow cumulative voting in the election of directors and, therefore, the holders of a majority of the outstanding Common Stock represented at any meeting at which a quorum is present will be able to elect all the directors. A majority of the outstanding Shares of stock entitled to vote constitutes a quorum at any shareholder meeting. There are no preemptive or other subscription rights, conversion rights, registration or redemption provisions with respect to any Shares of Common Stock.

                         DESCRIPTION OF PREFERRED STOCK

         The Articles of Incorporation authorized the Board of Directors to issue 640,000 shares of Preferred Stock. The Articles of Incorporation establish the rate of dividends, redemption terms, liquidation rights, voting rights, conversion rights, and any other lawful rights, preferences and limitations of each of the preferred shares. The preferred stock was sold as part of a Unit offering conducted by the Company consisted of one share of preferred stock and one share of common stock. Each share of Preferred Stock has been converted, at the holder's option, into four (4) shares of Common Stock. There are no outstanding Shares of Preferred Stock at this time and the Company has no intention of issuing any Preferred Stock.

                              PLAN OF DISTRIBUTION

         The Shares offered herein will be offered on a "best efforts" basis by Greystone Securities, Inc. in Missouri, Illinois, Arkansas, and Kansas. Greystone and the Company have entered into a Dealer Agreement providing that

Greystone will receive a commission of 5% on each sale. In addition, Greystone has received an option to purchase up to 133,334 shares of Common stock at $7.50 for a period of five years. Greystone intends to use an advertising budget of $200,000 for the purpose of holding seminars with current and potential investors.

THE FIRST $1,000,000 IN PROCEEDS FROM SUBSCRIPTIONS FOR THE SHARES BEING OFFERED BY THIS MEMORANDUM WILL BE DEPOSITED INTO AN ESCROW ACCOUNT AT CENTRAL TRUST BANK. THE PROCEEDS WILL BE AVAILABLE TO THE COMPANY UPON THE DEPOSIT OF $1,000,000 IN THE ESCROW ACCOUNT. IN THE EVENT THE MINIMUM OFFERING IS NOT ACHIEVED THE FUNDS WILL BE RETURNED TO INVESTORS.

         Checks should be made payable to "Mid-American Alliance Corporation." Subscriptions are subject to acceptance by the Company.

         All proceeds with respect to subscriptions that are not accepted by the Company will be returned to the subscriber without deduction or interest thereon.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

 The Company makes forward looking statements from time to time and desires to take advantage of the "safe harbor" which is afforded such statements under the Private Securities Reform Act of 1995 when they are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements.

The statements contained in the following "Management's Discussion and Analysis or Plan of Operation", statements contained in future filings with the Securities and Exchange Commission and publicly disseminated press releases, and statements which may be made from time to time in the future by management of the Company in presentations to shareholders, prospective investors, and others interested in the business and financial affairs of the Company, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Any projections of financial performances or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statements will be realized or that actual results will not be significantly different from that set forth in such forward-looking statements. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the Company referred to above are also subject to risks and uncertainties.

RESULTS OF OPERATIONS

The Company commenced full scale marketing of its insurance products in April of 2000. Prior to April of 2000, the Company raised capital through a Missouri intra-state public stock offering. Accordingly, comparisons of the results of operations from 1999 to 2000 are not necessarily indicative of the true operations of the Company.

Total revenues increased by $164,821 during the first six months of 2000 as compared to the first six months of operations in 1999. Revenues totaled $249,103 and $84,242 in 2000 and 1999, respectively. The primary source of revenue has been earnings on invested capital. Investment income for the first six months of 2000 totaled $198,480 as compared to $83,458 for the first six months of 1999. Investment income is an integral component of the operations of life insurance companies. For the first six months of 2000, premium income totaled $47,298 as compared to $824 for the first six months of 1999. The increase in premium income is attributed to the commencement of insurance operations in April of 2000. Revenues totaled $153,706 for the three months ended June 30, 2000 as compared to $37,013 for the same period in 1999.

For the first six months of 2000, benefits and expenses totaled $570,133 as compared to $343,706 for the same period in 1999. Life insurance reserves are established for the payment of death benefits. Reserves are calculated based on such factors as the insured's age, mortality assumptions and interest rates. The increase in reserves is recognized in the financial statements as an expense. The increase in policy reserves for the six months ended June 30, 2000 was $16,662. During the first six months of 1999, there was no increase in reserves since there was limited insurance operations. Salaries, wages and employee benefits totaled $236,904 and $192,216 for the first six months of 2000 and 1999, respectively. Commissions paid on life insurance sales totaled $23,472 for the first six months of 2000. Commissions for the first six months of 1999 totaled $758. The increase in salaries, wages and employee benefits is attributed to an increase in employees and employee wage adjustments. Professional fees increased from $32,087 for the first six months of 1999 to $117,432 for the first six months of 2000. This increase is related to legal expenses incurred with acquisitions, a non-compete of $40,000 paid in connection with the acquisition of MAC-ARK and accounting fees. Other operating costs and expenses include costs associated with the beginning of insurance operations. These costs totaled $119,815 for the first six months of 2000 as compared to $59,748 for the first six months of 1999. Total benefits and expenses for the three months ended June 30, 2000 and 1999 was $325,648 and $173,000, respectively. Increases in comparison are related to insurance operations beginning.

Net loss for the first six months of 2000 totaled $335,915. Income tax expense incurred during this period totaled $14,885. Income taxes are calculated using a different method for financial reporting as compared to taxable income reported to the Internal Revenue Service. The income taxes incurred are based on the operations of Mid American Century Life Insurance Company of Missouri. There were no federal income taxes incurred during the first six months of 1999.

FINANCIAL POSITION

Assets at June 30, 2000 totaled $7,595,467 as compared to $6,774,960 at December 31, 1999. The increase in assets is related to additional sales in the Missouri intra-state public stock offering and insurance operations. Invested assets decreased from $6,316,737 at December 31, 1999 to $6,062,722 at June 30, 2000.
This decrease is related to the sale and maturity of invested assets being held in cash equivalents. Certain costs, such as commissions and administration fees, associated with the sale of life insurance are capitalized and amortized based on the premium paying period of the related policies. These costs, which are classified as deferred policy acquisition costs, totaled $492,698 net of amortization of $2,778 at June 30, 2000. There were no deferred policy acquisition costs at December 31, 1999. Goodwill associated with the purchase of Mid American Century Life Insurance Company of Arkansas and the Ken Johnson Agency totaled $98,381 net of amortization of $40,043 at June 30, 2000. At December 31, 1999, goodwill totaled $48,052 net of $32,034 of amortization.

Liabilities at June 30, 2000 totaled $375,249 as compared to $75,487 at December 31, 1999. The increase in liabilities is related to insurance operations commencing in April of 2000. Total policy related liabilities at June 30, 2000 was $363,618 as compared to $18,309 at December 31, 1999.

CASH FLOW AND LIQUIDITY

         The insurance operations generally provide adequate cash flow from premium collections and investment income to meet obligations. Insurance policy liabilities are generally long term in nature and are paid from future cash flows. The Company's available for sale investments are readily marketable. Although there is no present need or intent to dispose of such investments, the Company could liquidate portions of their investments.

                                 USE OF PROCEEDS

Assuming that all 1,333,334 Shares of this Offering are sold, a total of $10,000,000 will be raised. That will represent $9,200,000 to Mid-American Alliance Corporation. The following represents management's best estimate of how these funds will be used over the next 24 months:

                                                                Amount
                                                                ------

Expenses related to stock offerings                        $     800,000
      Commissions                                                500,000
      Legal Expenses                                              15,000
      Printing                                                    65,000
      Accounting                                                  20,000
      Advertising                                                200,000
                                                         ---------------
Initial Capitalization of Venture Capital Subsidiary           1,000,000
Initial Capitalization of Bank Holding Company                 2,500,000
Increasing Capitalization of Bank Holding Company              2,500,000
Acquisition Proceeds                                           1,700,000
Working Capital                                                1,500,000
                                                         ---------------
Total                                                       $ 10,000,000
                                                         ===============

         The expenses in the above table are management estimates of material operating costs over the next 24 months. Actual cost incurred may vary significantly from the estimates above. Management believes based upon its existing base of shareholders and discussions with the broker dealer that all or substantially all of the proceeds will be raised in this offering.

BECAUSE MANAGEMENT DOES NOT HAVE THE ADVANCE ABILITY TO DETERMINE WHETHER THE MANAGEMENT OF THE VENTURE CAPITAL BUSINESS OR BANK HOLDING COMPANY BUSINESS CAN BE RECRUITED AND WHETHER APPROPRIATE DEAL FLOW OR LOCATIONS CAN BE FOUND FOR SUCH BUSINESSES, MANAGEMENT RESERVES THE RIGHT TO REDIRECT THE NET PROCEEDS OF THE PROPOSED PUBLIC OFFERING ALLOCATED TO THE VENTURE CAPITAL AND BANK HOLDING COMPANY PORTION OF THE COMPANY'S BUSINESS PLAN FOR ACQUISITION PURPOSES.

                         DETERMINATION OF OFFERING PRICE

         The price of the Shares being offered by this Memorandum has been determined arbitrarily by the management of the Company and the price bears no relationship to the assets or the prospects of the Company or any other measure of value. There is no public market for the Shares and, therefore, the Shares have no readily ascertainable market value.

         The Shares are offered only as a long-term investment for those who can afford the risk of loss of their entire investment and who can foresee no need to liquidate their investment in the near future. See "Description of Capital Stock."

                                    DILUTION

         Purchasers of the Shares being offered hereby will pay $7.50 per Share. As of June 30, 2000, the Company had an aggregate of 4,798,640 Shares outstanding and a net tangible book value, as reflected on its balance sheet of $7,544,415, or approximately $1.57 per Share. "Net tangible book value per Share" represents the Company's total tangible assets less its liabilities, divided by the number of Shares of common stock outstanding.

         After giving pro forma effect to this Offering, the Company will have an aggregate of 6,131,974 Share outstanding (assuming all 1,333,334 Shares offered hereby are sold and a net tangible book value of $16,744,415 (assuming net proceeds of this Offering of $9,200,000) or approximately $2.73 per Share. New stockholders will experience an immediate dilution in net tangible book value per Share of $4.77 from the $7.50 per Share purchase price, while the present stockholders will receive an immediate increase in the net tangible book value of $1.16 per Share. Such dilution represents the difference between the offering price per Share and the net tangible book value per Share immediately after the completion of the Offering. The increase in book value per Share of common stock held by the current stockholders would be solely attributable to the cash paid by new stockholders for their Shares.

         The following table, which incorporates the following assumptions, illustrates such dilution per Share in net tangible book value to new investors:

                                                                If 1,333,334
                                                              Shares are Sold
                                                              ---------------

Price per Share                                                   $  7.50

Net tangible book value Per Share before Offering                    1.57

Increase attributable of sales of Shares                             1.16

Pro forma net tangible book value after Offering                     2.73

Dilution to new stockholders                                      $  4.77

         The following table summarizes, on a pro forma basis, as of June 30, 2000, the number of Shares previously purchased, the total consideration paid, and the average price per Share by the existing stockholders and the new investors purchasing the Shares offered hereby.

                                                  If 1,333,334 Shares are Sold
                                                  ----------------------------

                                        Shares Purchased              Total Consideration           Average Price
                                     Number         Percent          Number          Percent        Per Share
                             -------------------------------------------------------------------------------------

Existing shareholders               4,798,640           78%     $  10,212,000            51%         $  2.13

New investors                       1,333,334           22%        10,000,000            49%            7.50

Total                               6,131,974          100%     $  20,212,000           100%         $  9.63

                            DESCRIPTION OF THE SHARES

DESCRIPTION OF COMMON STOCK OF MID-AMERICAN ALLIANCE CORPORATION

         The authorized stock of the Company consists of 8,000,000 shares of common stock, $.10 par value, and 550,000 shares of preferred stock, $5.00 par value. As of the date of this Offering, 4,798,640 Shares of common stock are issued and outstanding. The Company's common stock offered in this Offering is 1,333,334 shares. These shares, when issued, will be fully paid and nonassessable.

         In the event of liquidation, holders of the shares are entitled to participate equally per share in all assets, if any, of the Company remaining after the payment of all liabilities. Holders of the shares are entitled to such dividends as the Board of Directors, in its discretion, may declare out of funds available therefor.

         The holders of the shares are entitled to one vote for each share held of record in each matter submitted to a vote of stockholders. Cumulative voting in the election of directors is not allowed and, therefore, the holders of a majority of the outstanding common stock represented at any meeting at which a quorum is present will be able to elect all the directors. A majority of the outstanding shares of stock entitled to vote constitutes a quorum at any shareholder meeting. There are no preemptive or other subscription rights, conversion rights, registration or redemption provisions with respect to any shares of Common Stock.

An investment in the Shares will be illiquid due to the lack of a public trading market. As discussed above, no market currently exists and no market is expected to develop as a result of this Offering.

                             OFFICERS AND DIRECTORS

The officers and directors of the Company are as follows:

Name                                              Age                           Position
----                                              ---                           --------
Scott J. Engebritson                               42                           Chairman of the Board

Harold D. Woodward                                 51                           President  and Director

Roy Cagle                                          61                           Director

Max Cook                                           46                           Director

Betty Hearnes                                      72                           Director

Harry Morley                                       69                           Director

Gary Snadon                                        59                           Director

Jon Sundvold                                       38                           Treasurer/Director

Eric Thompson                                      56                           Director

John Perkins                                       48                           Director

Julie Byrd                                         33                           Secretary




         The directors were elected at the annual shareholders meeting on June 9, 2000 and will serve in this capacity until the next annual meeting of shareholders. The executive officers serve at the direction of the Board of directors and were elected at the meeting of the Board on June 9, 2000. The Chairman, President and Secretary\Treasurer are elected at the annual meeting of the Board, while other officers are elected by the Board from time to time as the Board deems advisable. The following is a brief description of the previous business background of the executive officers and directors.

SCOTT J. ENGEBRITSON:

         Mr. Engebritson will not own any of the Company's common shares at the completion of this offering. Mr. Engebritson will serve as Chairman of the Board. He will be compensated with a salary of $65,000 per year with such performance-related bonus payments and other benefits as the Board shall subsequently determine. Mr. Engebritson will devote up to forty percent of his time to the Company.

         Mr. Engebritson presently serves as Vice-Chairman of the Board of First Alliance Corporation and First Alliance Insurance Company. Mr. Engebritson has twenty-two years of experience in the insurance industry. From 1978 to 1884, he was associated with Liberty American Corporation and Liberty American Assurance Company as Executive Sales Director and Regional Director of Sales and as Director of Customer Services. In December of 1984, Mr. Engebritson became affiliated with United Trust, Inc., an Illinois insurance holding company, where he served as Regional Director of Sales, Agency Director and Assistant to the President. In December of 1987, Mr. Engebritson was directly responsible for the organization of United Income, Inc., an Ohio insurance holding company, where he served as an organizer, President and Director of United Income, Inc., and United Security assurance Company, a life insurance subsidiary, through February of 1993. While President of United Income, Inc., Mr. Engebritson was directly responsible for the completion of a $17,500,000 initial public offering. In February 1993, Mr. Engebritson resigned his positions with the United companies and became an initial organizer and Chairman of the Board of First Alliance Corporation, a Lexington, Kentucky based financial services holding company. First Alliance Corporation successfully completed a $13,750,000 initial public offering in November 1995. Mr. Engebritson has been listed in Who's Who in Life Insurance since 1988.

HAROLD D. WOODWARD:

         Mr. Woodward will own 745,000 common shares at the completion of this offering or approximately 9.9%. Mr. Woodward will serve as the Company's President and Chief Marketing Officer and will also be a member of the Board of Directors. He will be compensated with a salary of $80,000 per year with such performance-related bonus payments and other benefits as the Board shall subsequently determine. All of Mr. Woodward's time will be devoted to the Company and its subsidiaries.

         Mr. Woodward has seventeen years of experience in the life insurance industry primarily in sales and sales management. Until 1996, Mr. Woodward was the Assistant to the President of First Alliance Insurance Company located in Lexington, Kentucky. Prior to his promotion to Assistant to the President, He was a Zone Sales Director where, during a public stock offering, he and his zone sales personnel were directly responsible for selling approximately $4.2 million of a total offering of $13.75 million. Until April 1993, when he joined First Alliance Corporation, Mr. Woodward was the Agency Director for United Fidelity, Inc., Springfield, Illinois, during a public stock offering.

         During his sales career, Mr. Woodward has served as an agent, Regional Director, promoted to top Executive Sales Director, Agency Director and Assistant to the President for several insurance holding companies and their life insurance subsidiaries.

         He has received numerous sales awards including Man of the Year and Presidents Council his first year in the insurance business. He has also been Top Regional Director-1984, Top Executive Sales Director (1985-1992)(multiple awards) and a member of the Presidents Council(1983-1993) of his various prior affiliations(multiple awards). Mr. Woodward is also listed in the 2000 Edition of Who's Who in Executives and Professionals.

JULIE BYRD:

         Ms. Byrd was hired on December 13, 1999 to serve as the Company's Vice President of Administration. On March 14, 2000 she was appointed to serve as the Company's Executive Secretary. In addition, she serves as Vice President of Administration and Executive Secretary of Mid American Century Life Insurance Company.

         Effective May 22, 2000 Mid American Century Life Insurance Company, a wholly owned subsidiary of the Company, acquired Security Alliance Insurance Company, an Arkansas corporation (f/k/a Mid-American Century Life Insurance Company). Upon completion of the acquisition Ms. Byrd was elected to the Board of Directors of that company. In addition, Ms. Byrd was appointed by the Board to serve as that company's Secretary/Treasurer. Ms. Byrd does not receive any compensation for her role as Director and Secretary/Treasurer of Security Alliance Insurance Company.

         Effective June 1, 200 the Company joint ventured with its wholly owned subsidiary Mid American Century Life Insurance Company to acquire the Ken Johnson Agency, Inc. Upon completion of the acquisition Ms. Byrd was elected to the Board of Directors of that company. In addition, Ms. Byrd was appointed by the Board to serve as that company's Secretary/Treasurer. Ms. Byrd does not receive any compensation for her role as Director and Secretary/Treasurer of Ken Johnson Agency, Inc.

         Ms. Byrd has five years of experience in the life insurance regulatory field as a Financial Analyst with the Missouri Department of Insurance. As a Financial Analyst Ms. Byrd was responsible for reviewing and evaluating the financial condition of domestic and foreign life and health insurance companies licensed to transact business in Missouri. From 1995 to 1999 Ms. Byrd was an active member of the Society of Financial Examiners.

         Prior to Ms. Byrd's position with the Missouri Department of Insurance she was with the Missouri Department of Transportation as an Account Specialist. Her chief responsibility in this position was to prepare the statewide salary and wage payroll for all employees.

         Ms. Byrd received her Bachelor of Science degree in Accounting and Finance in 1991 from Missouri Valley College. She is compensated with a salary of $52,500 per year with such performance related bonus payments and other benefits, as the Board shall determine. Ms. Byrd devotes all of her time to the Company and its subsidiaries.

ROY CAGLE:

         Mr. Cagle is the owner of Roy Cagle & Associates, a life insurance, group insurance, estate planning and pension marketing agency since 1971. Mr. Cagle also does Governmental Consulting and lobbying through Roy Cagle

& Associates. He is a partner in a real estate development company, Midwest Investments of Joplin, Missouri. From 1978-1980 he was a stockholder, Director and Officer of the Citizens State Bank of Galena, Kansas. Mr. Cagle served as a Missouri State Representative from 1977-1988 during which he was the Minority Leader (1985-1986). In 1986 and 1987 he was the National Chairman of the American Legislative Exchange Council ("ALEC"), Washington, D.C. The ALEC is a bipartisan; business oriented organization of more than 2000 state legislators from all 50 states did. As National Chairman, Mr. Cagle headed a Board of Directors of 18 legislators who were House Speakers, Senate Presidents or other who held leadership positions in their respective states. Mr. Cagle is a member of the V.F.W.; Masons; Scottish Rite; Shriners; American Legion; Elks; Fellowship of Christian Athletes; NAIA Distinguished Athletes Association. Mr. Cagle received his B.S. degree in Education and Psychology from Pittsburg (Kansas) State University in 1961.

MAX COOK:

         Mr. Cook is the President and CEO of the Missouri Bankers Association and has served in that role since April 1991. Prior to that time, Mr. Cook was the Senior Vice President of the Texas Bankers Association (1989-1991) and Senior Vice President of the Oklahoma Bankers Associate (1981-1989). His extensive banking experience also includes positions of Assistant Vice President of both The Lincoln Bank and Trust Company of Ardmore, Oklahoma and the Norman Bank of Commerce, Norman, Oklahoma. Mr. Cook is active in Civic and Charitable activities serving as a; Member, Board of Directors, Missouri Council on Economic Education (1992- Present); Chairman, Missouri Council on Economic Education (1993-1995); Member, Board of Directors, Family Mental Health Center of Central Missouri (1993-Present), Treasurer since 1995; Member, Board of Directors, Cole Unit American Cancer Society (1995-1999); Member, Executive Board, Great Rivers Council Boy Scouts of America (1995-Present) and Board of Directors, Jefferson City YMCA (1999-present).

         Mr. Cook's Professional Activities include; Member, Board of Directors, Graduate School of Banking of the University of Wisconsin (1991-Present); Member, Board of Directors, Banking School of the South, LSU (1991-Present); Member, Communications Council, American Bankers Association (1992-1996); Member, BankPac Committee, American Bankers Association, (1998-present); Member, Executive Committee, State Association Division, American Bankers Association ( 1992-1996) and (1998-present) ; Chairman, Central States Conference of State Bankers Associations (1995-1996) and Member of the American Society of Association Executives, Missouri Society of Association Executives and Member, Steering Committee, Rural Economic Development Council of Missouri (1994-1996). Mr. Cook received both his BBA in Management ( 1976) and his MBA in Finance (
1978) from the University of Oklahoma, Norman, Oklahoma.

BETTY COOPER HEARNES:

         Mrs. Hearnes currently serves as the Vice -Chairman of the Southeast Missouri Autism Center and is also on the Board of the Bootheel Counseling Center. Mrs. Hearnes was elected a State Representative from the 160th District in February 1979 in a special election and was reelected in 1980, 1982, 1984, and 1986. In February 1987 she was elected State Chairperson of the Missouri Democratic party and was the Democrat nominee for governor in 1988. During her 10 years in the Legislature, she served as the Vice-Chairman of the agribusiness Committee and the Chairman of the Joint Committee on Correctional Institutions and Problems. She also served on the Agriculture, Public Health and Safety, Elections, Education, Appropriation-Education, Higher Education and Transportation Committees. During her years of service in the Legislature, Mrs. Hearnes either introduced, sponsored or co-sponsored numerous legislation including the bill which allowed testing for Genetic Diseases, bill establishing the Poison Control Center, bill establishing the Child Restraint law, and bills which created the Department of Health and authorized research on Alzheimer's Disease, Library Networking Bill, Historic Preservation, Election Procedures, Grandparents Rights. Transfer of College Credits, Regulation of Warehouses, Protection of Grain for Farmers and numerous bills designed to improve the correction system. Also, while serving she worked on Mental Health Appropriations for ten years and was responsible for establishing the Group Homes in Sikeston. Mrs. Hearnes was awarded the Distinguished Health Legislative Award in 1987 and has also received an award from the Judicial Conference of Missouri for her contributions to the advancement of the administration of justice and from the Missouri Coalition for Alternatives to Incarceration for her work in corrections. Mrs. Hearnes is heavily involved in both civic and religious activities and has received numerous recognitions for her service including being honored with a lifetime membership in the Missouri State Teachers Association, "Woman of the Year" award from the American Association of University Women and Outstanding Baptist Woman by the Southern Baptist College in Walnut Ridge, Arkansas. Additionally, she has served on the Board of Directors of many civic and religious organizations.

         Mrs. Hearnes holds honorary doctorates from both Lindenwood College and Southwest Baptist University. Mrs. Hearnes' husband is the former Governor of Missouri. During his administration, Mrs. Hearnes was very active including serving on the Governor's task force on Hunger. Mrs. Hearnes received her B.S. degree in Education from the University of Missouri, Columbia, in June 1952.

HARRY T. MORLEY:

         Mr. Morley is Chairman of the Board and Chief Executive Officer of Taylor-Morley Homes, a St. Louis based developer and builder of single-family and multi-family homes. Taylor-Morley is also involved in property management. Mr. Morley has served in this capacity since 1978. Prior to 1978, Mr. Morley served as the first President of the St. Louis Regional Commerce and Growth Association which has become the region's spearhead for economic growth and development (1973-1978); Assistant Secretary for the U.S. Department of Housing and Urban Development (HUD) (1970-1973); St. Louis County Director of Administration and Chief of Staff (1963-1970); Principal in NK & Associates, a Psychological consulting/recruiting firm (1960-1963); Director of Student Housing at the University of Denver (1957-1960) and Director of Student Affairs for Men at Northern Iowa University ( formerly Iowa State Teachers College, 1955-1957). During his career, Mr. Morley has been involved in more than 20 professional activities; many of which involved many years of service and leadership roles. Some of Mr. Morley's professional activities include; Member, Board of Directors, of the Home Builders Association of Greater St. Louis, Past President; Member, Missouri Highway & Transportation Commission (1988-1994) including the Chairmanship (1992-1994); Member, Board of Directors, U.S. Olympic Festival Committee (1993-1994); Member, Advisory Board, St. John's Mercy Medical Center (1991-present); past member, Missouri State Industrial Development Corp., (1982-1987); Member, Board of Directors, Laclede's Landing Redevelopment Corp., (1976-present); Member, Anti-Drug Abuse Commission (1986-1993); Member, White House Council on Education (1975-1978) and Past Board Member of the St. Louis College of Pharmacy, St. Luke's Hospital, the Arts and Education Council and past Chairman of the Board of the Greater St. Louis Better Business Bureau. Mr. Morley is listed in Who's Who in America and Who' Who in the Midwest. Mr. Morley has been the recipient of many professional and civic awards including; the 1994 Fifth Annual John H. Poelker Public Service Award by Coro Midwestern Center/Thomas F. Latzer award; 1994 Home Builders Association Excellence in Achievement Award; 1985 National Association of Home Builders MIRM Award (gold and silver); seventeen time recipient of the Homer Achievement Award for homebuilding by the Home Builders Association of Greater St. Louis and 1978 Resolutions by the Missouri House of Representatives for Distinguished Service and by the Missouri Senate for Outstanding Service at the St. Louis Regional Commerce and Growth Association; Entrepreneur (2000); Past President of the Home Builders Association of Greater St. Louis; Awarded World-Class Customer Satisfaction Award by the St. Louis Better Business Bureau (1999); and Taylor Morley Homes was awarded America's Best Builder by National Association of Home Builders Builder Magazine (2001).

         Mr. Morley received his B.S. Degree in Personnel and Industrial Management from the University of Missouri-Columbia in 1955 and His Master' Degree in Educational Psychology from the University of Denver in 1958.

GARY SNADON:

         Mr. Snadon is a real estate developer and business owner in Branson, Missouri. He currently owns the Roark Vacation Resort; Branson Hotline; Club Roark; Shepherd of the Hills Homestead & Outdoor Theater; Polynesian Princess; and is a partner in Magical Mansion Inc. Theater all located in Branson. Mr. Snadon also is the developer of Roark Vacation Resort, Emerald Pointe Subdivision and Shepherd of the Hills Expressway. Mr. Snadon has also built and sold several motels and businesses in the Branson area. From 1969 to 1994 he owned the Branson Farm & Home Savings & Loan. Prior to 1969, he was a football coach serving as the Head Football Coach & Teacher at the Branson High School (1965-1969) and as the Head Football Coach & Teacher at Rich Hill, Mo. High School (1963-1965). Mr. Snadon received the 1987 "Ambassador" award from the Branson Chamber of Commerce; received the 1993 Community Appreciation Award from the Tri-Lakes Board of Realtors and was inducted in 1993 into the Springfield, Mo. Junior Achievement Hall of Fame. Mr. Snadon is active in the Branson Masonic Lodge, Abou Ben Adhem Shrine (Springfield), Taney County Shrine Club, Ancient & Accepted Scottish Rite of Free Masonry and the Branson United Methodist Church. Mr. Snadon receive his B.S. Degree in Education from Kansas State College at Pittsburg, Kansas in 1962. While at Pittsburg, he was named to the Associated Press Little All-American Football Team (1961) and was listed in the Who's Who in American Colleges and Universities (1961 edition).

JON T. SUNDVOLD:

         Mr. Sundvold serves as Treasurer of the Company. He is owner of Sundvold Capital Management a registered investment advisory firm in Columbia, Missouri. Sundvold Capital Management specializes in portfolio management and the selection of institutional money managers for their clients consisting of corporations, banks and individuals. From 1988-1997 Mr. Sundvold was employed as a financial consultant with B.C. Christopher Securities Company. Also, since 1993, Mr. Sundvold has been employed as a college basketball broadcaster with ESPN, ABC and CBS. From 1983-1992, Mr. Sundvold was a professional basketball player in the National Basketball Association (NBA). He was a first round draft choice of the Seattle Supersonics in 1983. While in the NBA, he played with the Seattle Supersonics, the San Antonio Spurs and the Miami Heat. Mr. Sundvold still holds the NBA record for three point scoring percentage. Mr. Sundvold is a Member, Board of Directors, of the First National Bank, Columbia, Missouri; Member, Board of Directors, of the Childrens Hospital, Columbia; Member of the Rotary and Member of the Columbia United Methodist Church. Mr. Sundvold received his BSBA in Finance from the University of Missouri-Columbia in 1983. While at the University of Missouri, Mr. Sundvold was named to the 1983 All-American Basketball Team and was All-Conference First Team in both 1982 and 1983.

ERIC THOMPSON:

         Mr. Thompson is a professor of Economics at Missouri Valley College in Marshall, Missouri. In addition, he is the President of B & E Perceptions, Inc., a company committed to providing common sense business and economic education to corporate production line employees and investor education to elementary, secondary, college students, and adults through Invest Us, an interactive internet investment simulation. Prior to his current position, Mr. Thompson was the President of the Missouri Council On Economic Education, a not-for -profit education organization (1991-1995); Vice President of the Farmer & Traders Bank, a bank serving rural central Missouri (1989-1989), President & CEO of Hampton Press Inc., a medical publishing company (1985-1991) and President and Chairman of the Board of M.F.A., Inc., a Midwestern regional agricultural cooperative, Chairman of the Board, M.F.A. Oil Company, Chairman of the Board, M.F.A. Livestock Association (all 1979-1984).

         Also, between 1974-1979, Mr. Thompson served as the Manager of Management Development and Director of Employee Relations with M.F.A., Inc. Mr. Thompson served in the United States Air Force (1969-1974) where he was a B-52 pilot and aircraft commander. During his service, he flew 188 combat missions. Mr. Thompson grew up on a diversified 750 acre farm, has managed that farm and still assists in the family farming operation. Mr. Thompson received both his BA in Economics from the University of Missouri (1967) and his Master of Science in Agricultural Economics in 1969.

JOHN PERKINS:

         Mr. Perkins is an attorney in the private practice of law specializing in securities work. He owns Perkins Law Office in Jefferson City, Missouri. He is a graduate of SMU Law School and has an undergraduate degree in Public Administration from the University of Missouri. From 1983-1995 he was the Commissioner of Securities for the State of Missouri. Prior to that he was Chief of Enforcement in the Missouri Securities Division for two years. Before going to work at the Missouri Securities Division he was an Assistant Attorney General in the Consumer Protection Division of the Missouri Attorney General's Office.

         In 1991 he served as President of the North American Securities Administrators Association. He also served on the Board of Directors of that organization for five years. He served in a number of other roles within that organization including Chairman of the Enforcement Section, Chairman of the CRD and Financial Institutions Committees.

         Mr. Perkins was the first Chairman of SRD Inc. and was a Board member of that organization for two years. In 1989 he received his first "Blue Sky Cube," the highest honor bestowed by the North American Securities Administrators Association. In 1991, he became the first person to receive a second "Blue Sky Cube."

                             EXECUTIVE COMPENSATION

         The Board of Directors of the Company has voted that Mr. Scott Engebritson, Chairman of the Board will be paid a salary of $65,000 per year. It also has voted that Mr. Harold Woodward, President, will be paid a salary of $80,000 per year. Julie Byrd will be paid a salary of $52,500 per year. All Executive Officers may receive such performance-based bonus payments as the Board of Directors may approve. In addition, Mr. Woodward will receive an automobile allowance of $600 per month with Mr.Engebritson receiving $400. Generally, Mr. Woodward and Ms. Byrd will devote 100% of his time to the operations of the Company while Mr. Engebritson will devote up to 40%.

         The Directors of the Company, who are not employees of the Company, will receive $300, plus mileage expenses, for each Board meeting they attend.

         The Company has issued options pursuant to a stock option plan totaling 10,000 shares to Julie Byrd, 1,000 shares to Mike Moss, and 1,000 to Jim Moss. The Stock Option plan has 200,000 shares of common stock in it. These are priced at $.25 per share. The recipients of the non-transferable option have one year from the date of the grant to exercise the option. After the exercise of the option the common stock can not be transferred for two years.

                               SECURITY OWNERSHIP

         The following table sets forth information regarding the ownership and control of the outstanding Shares of the Company's Common Stock, $.10 par value, as of the date of this Prospectus by each officer and director of the Company, each person who owns more than 10% of the Shares of the Company, and all directors and officers as a group.


Stockholder (Affiliation)                      Number of                             Percentage
-------------------------                      Shares Owned                          of Shares
                                               ------------                          ---------


Scott J. Engebritson
(Chairman of Board of Directors)                         -0-                              0.0%

Harold D. Woodward
(President and Director)                             745,000                             16.0%

Roy Cagle, Director                                   40,000                               .1%

Max Cook, Director                                    40,000                               .1%

Betty Hearnes, Director                               40,000                               .1%

Harry Morley, Director                                40,000                               .1%

Gary Snadon, Director                                 40,000                               .1%

Jon Sundvold, Director                                40,000                               .1%

Eric Thompson, Director                               40,000                               .1%

John Perkins, Director                                40,000                               .1%

First Alliance Corporation
(10% or more Stockholder)                            725,000                             15.0%

All Directors and Officers as a Group              1,100,000                             23.0%


         First Alliance Corporation is a financial services holding company based in Lexington, Kentucky, which wholly owns a life insurance and venture capital subsidiary. Mr. Engebritson is an officer and director of FAC. It is possible that in the future, the life insurance subsidiary of the Company could compete with the FAC life insurance subsidiary.

                               PRIOR TRANSACTIONS

         On or after August 19, 1996 the Company received subscriptions for 3,150,000 shares of its common stock at $.10 per share. One of the subscribers, Nicholas Monaco of the law firm, Inglish & Monaco of Jefferson City, Missouri, agreed to provide all organizational, continuing general corporate and insurance related legal services in exchange for 200,000 shares of stock. Mr. Monaco provided these services from January of 1996 through April 14, 2000. These services represent Mr. Monaco's consideration for his shares. Mr. Monaco will not receive his shares until all restrictions on those shares have been satisfied.

         Another purchaser of 200,000 shares, FTG Corporation, a Missouri Corporation, was paid $60,000 to surrender its negotiating position for the Missouri domiciled life insurance company (MAC-MO) the Company agreed to purchase on September 5, 1996. FTG Corporation had already reached an oral agreement to acquire the company that Mid-American Alliance Corporation wanted to acquire to execute its business plan.

         All of the Shares purchased for $.10 have been placed in escrow with the Missouri Securities Division. The stock may not be released from the escrow for a period of five years.

         The Company has repurchased 60,000 shares of common stock which was sold at $.10 a share. The Company has reserved the right to resell this stock and an additional 140,000 shares of stock at $.25 a share. These 200,000 shares were used for the creation of a stock option plan which provides a non transferable option for one year at an exercise price of $.25. After the option is exercised the stock is restricted for a period of two years.

         In April of 1997, the Company completed an offering of 1,562,500 shares of Common Stock at $1.60 a share in a Regulation D private placement. The investors in the private placement were primarily the Advisory Board members from each of Missouri's 114 counties and the City of St. Louis. The majority of the proceeds from that offering were used to purchase the life insurance subsidiary.

         On April 14, 2000, the Company completed a intrastate public offering of its shares. It has sold 5,954,000 Shares of common stock in all of its offerings combined, including conversion of all preferred stock.

                             AFFILIATED TRANSACTIONS

         The Company has an accounting services agreement with First Alliance Corporation (FAC), which owns approximately 15% of the Company's stock. Those agreements provide for FAC to provide those services to the Company at a cost of $1000 per month. The Company has made no loans or loan guarantees and in the opinion of management has not engaged in any material transactions with affiliated parties. Any future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to the Company than those obtained from unaffiliated third parties. All future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the Company's independent directors who do not have an interest in the transactions and who had access, at the Company's expense, to the Company's r independent legal counsel.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Mr. John Perkins, of the Perkins Law Office, 1426 Inglenook Drive, Jefferson City, Missouri 65109.

                         ANNUAL REPORTS TO STOCKHOLDERS

         The Company will supply annual reports of its financial condition to all holders of its securities and such reports will contain financial statements that will be examined and reported upon by the certified public accounting firm of Kerber Eck & Braeckel, LLP. Such financial statements will be prepared in accordance with generally accepted accounting principles.


                         INDEX TO FINANCIAL INFORMATION

The following audited and unaudited financial statements of the Company are included herein:

                                                                                                              Page
                                                                                                            ---------

Audited Financial Statements as of
December 31, 1999.........................................................................................    F-1

Unaudited Financial Statements as of
June 30, 2000.............................................................................................    F-16

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Mid-American Alliance Corporation

         We have audited the accompanying consolidated balance sheet of Mid-American Alliance Corporation (a Missouri corporation) and subsidiary as of December 31, 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Mid-American Alliance Corporation as of December 31, 1997, were audited by other auditors whose report dated May 8, 1998, expressed an unqualified opinion on those statements.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mid-American Alliance Corporation and subsidiary as of December 31, 1999, and the consolidated results of their operations and their consolidated cash flows for the year ended December 31, 1999, in conformity with generally accepted accounting principles.

/S/ KERBER, ECK & BRAECKEL

Springfield, Illinois
February 18, 2000

                        MID-AMERICAN ALLIANCE CORPORATION

                           CONSOLIDATED BALANCE SHEETS





                                                                        December 31,

                                                                     1999         1998
                                                                  ----------   ----------
ASSETS
Investments:
     Available-for-sale fixed maturities, at fair value
        (amortized cost, $839,550 and $657,616 in
        1999 and 1998, respectively)                              $   19,527   $  671,040
     Short-term investments                                        5,282,622    1,533,762
Total investments                                                  6,102,149    2,204,802

Cash and cash equivalents                                            543,401    1,714,429
Accrued investment income                                             16,543       14,095
Prepaid expenses                                                      22,729       25,124
Cost in excess of net assets of company acquired (net of
     accumulated amortization of $32,034 and $16,017 in 1999          48,052       64,069
     and 1998, respectively)
Office furniture and equipment (net of accumulated depreciation
     of $35,544 and $23,904 in 1999 and 1998, respectively)           27,561       33,958
Due from agents (net of valuation allowance of $100,237
     in 1999 and 1998)                                                 8,804        3,726
Due premiums net of loading                                            2,388         --
Federal income tax recoverable                                           459         --
Other assets                                                           2,874        3,731
                                                                  ----------   ----------
Total assets                                                      $6,774,960   $4,063,934
                                                                  ==========   ==========

See notes to consolidated financial statements.

                        MID-AMERICAN ALLIANCE CORPORATION

                                                                            December 31,

                                                                         1999           1998
                                                                     -----------    -----------
LIABILITIES AND SHAREHOLDERS' EQUITY

Policy and contract liabilities:
     Life policy reserves                                            $    13,309    $    12,239
     Death claims payable                                                  5,000          5,000
                                                                     -----------    -----------
Total policy and contract liabilities                                     18,309         17,239

Federal income taxes payable:

     Current                                                                --           15,941
     Deferred                                                             (6,808)         4,564
Payables to affiliate                                                      4,529          6,362
Accounts payable                                                          20,970          6,477
Accrued payroll                                                           34,435           --
Reinsurance premium liability                                                378           --
Other liabilities                                                          3,673          4,218
                                                                     -----------    -----------
Total liabilities                                                         75,486         54,801

Shareholders' equity:
Preferred stock, 8% non-cumulative convertible callable, $5.00 par and liquidation value; 640,000 shares authorized; 281,527
     and 133,780 shares outstanding at December 31, 1999 and           1,407,635        668,900
     1998, respectively
Common stock, $.10 par value, 7,600,000 shares authorized;
     4,514,903 shares  issued and 4,796,430 outstanding at
     December 31, 1999 and 4,772,500 shares issued and                   479,643        490,628
     4,906,280 shares outstanding at December 31, 1998

Additional paid in capital                                             7,128,495      4,633,220
Retained earnings - deficit                                           (2,270,682)    (1,760,075)
Less: treasury stock                                                     (32,400)       (32,400)
Accumulated other comprehensive income                                   (13,217)         8,860
                                                                     -----------    -----------
Total shareholders' equity                                             6,699,474      4,009,133
                                                                     -----------    -----------
Total liabilities and shareholders' equity                           $ 6,774,960    $ 4,063,934
                                                                     ===========    ===========

See notes to consolidated financial statements.

                        MID-AMERICAN ALLIANCE CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    Years ended December 31,
                                                  1999         1998         1997
                                               ---------    ---------    ---------

REVENUES
     Gross premium income                      $   5,512    $   2,824    $    --
     Reinsurance premiums ceded                   (2,032)      (1,335)        --
          Net premium income                       3,480        1,489         --
     Investment income                           222,161      151,117       50,375
     Other income                                   --          1,690         --
                                               ---------    ---------    ---------
Total revenue                                    225,641      154,296       50,375

BENEFITS AND EXPENSES
     Increase in policy reserves                   1,070       (2,245)        --
     Surrenders                                     --          4,227         --
     Allowance for doubtful accounts                --        100,237         --
     Selling, administrative and general           5,977        4,246         --
          insurance expenses
     Salaries and other compensation expense     418,429      366,586      395,121
     Survey fees                                    --           --        302,767
     Professional fees                            48,684       61,969       20,786
     Advisory board and directors fees             5,000        2,600        3,600
     Administrative fees - related party          35,000       24,000       14,000
     Rent expense                                 62,704       43,020       15,596
     Interest expense                               --         17,673         --
     Depreciation expense                         11,640       11,010        8,745
     Amortization of goodwill and other           16,017       16,017         --
     Other operating costs and expenses          140,959      124,415       86,897
                                               ---------    ---------    ---------
Total benefits and expenses                      745,480      773,755      847,512

LOSS BEFORE INCOME TAX EXPENSE                  (519,839)    (619,459)    (797,137)
                                               ---------    ---------    ---------

Income tax expense                                (9,232)      15,941         --
                                               ---------    ---------    ---------

NET LOSS                                       $(510,607)   $(635,400)   $(797,137)
                                               =========    =========    =========

NET LOSS PER COMMON SHARE-BASIC AND DILUTED    $   (0.11)   $   (0.13)   $   (0.19)
                                               =========    =========    =========


See notes to consolidated financial statements.

                        MID-AMERICAN ALLIANCE CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                      Years ended December 31,
                                                                  1999          1998            1997
                                                              -----------    -----------    -----------
PREFERRED STOCK:
Balance, beginning of period                                  $   668,900    $    92,500    $      --
     Sale of shares in public offering (147,747 shares in
     1999 and 115,280 in 1998)                                    738,735        576,400         92,500
                                                              -----------    -----------    -----------
Balance, end of period                                          1,407,635        668,900         92,500

COMMON STOCK:
Balance, beginning of period                                      490,628        479,100        347,320
     Sale of shares in private placement at $1.60 per
          share (1,239,300 in 1997)                                  --             --          123,930
     Sale of 60,000 shares at $.40 per share                         --             --            6,000
     Sale of shares in public offering (147,750, 115,280
          and 18,500 shares in 1999, 1998 and 1997)                14,775         11,528          1,850
     Refund of shares (257,600 shares at $.10 per share
          in 1999)                                                (25,760)          --             --
                                                              -----------    -----------    -----------
Balance, end of period                                            479,643        490,628        479,100

ADDITIONAL PAID-IN CAPITAL:
Balance, beginning of period                                    4,633,220      2,715,817        473,849
     Sale of shares in private placement at $1.60 per share
          (1,239,300 shares in 1997)                                 --             --        1,858,950
     Sale of 60,000 shares at $.40 per share and accrual of
          compensation expense at $1.20 per share                    --             --           90,000
     Sale of preferred and common stock in public offering
          (147,747, 115,280 and 18,500 in 1999, 1998
            and 1997)                                           2,940,165      2,294,072        368,150
     Refund of shares (11,600 shares in 1999)                     (17,400)          --             --
     Cost of stock offering                                      (427,490)      (376,669)       (75,132)
                                                              -----------    -----------    -----------
Balance, end of period                                          7,128,495      4,633,220      2,715,817

RETAINED EARNINGS-DEFICIT:
Balance, beginning of period                                   (1,760,075)    (1,124,675)      (327,538)
     Net loss                                                    (510,607)      (635,400)      (797,137)
                                                              -----------    -----------    -----------
Balance, end of period                                         (2,270,682)    (1,760,075)    (1,124,675)

TREASURY STOCK:
Balance at beginning of period                                    (32,400)        (8,400)          --
     Purchase of common shares at cost (60,000 shares in
         1998 and 84,000 shares in 1997)                             --          (24,000)        (8,400)
                                                              -----------    -----------    -----------
Balance at end of period                                          (32,400)       (32,400)        (8,400)

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance, beginning of period                                        8,860           --             --
     Net unrealized gain(loss) on available-for-sale
         securities                                               (22,077)         8,860           --
                                                              -----------    -----------    -----------
Balance, end of period                                            (13,217)         8,860           --
                                                              -----------    -----------    -----------
Total Shareholders' Equity                                    $ 6,699,474    $ 4,009,133    $ 2,154,342
                                                              ===========    ===========    ===========

See notes to consolidated financial statements

                        MID-AMERICAN ALLIANCE CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   Years ended December 31,
                                                              1999           1998           1997
                                                          -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                             $  (510,607)   $  (635,400)   $  (797,137)
     Adjustments to reconcile net loss to net cash
     used in operating activities:
          Depreciation                                         11,640         11,010          8,745
          Non-cash compensation expense                          --             --           72,000
          Amortization of goodwill                             16,017         16,017           --
          Amortization of bond premium                          8,690         10,064           --
          Provision for doubtful agent accounts                  --          100,237           --
          Changes in operating assets and liabilities:
               Due from agents                                 (5,078)       (94,488)        (9,475)
               Rent deposits                                     --             --             --
               Prepaid expenses                                 2,395        (12,401)         7,569
               Accrued investment income                       (2,448)        (1,485)          --
               Federal income tax recoverable                    (459)          --             --
               Due premiums                                    (2,388)          --             --
               Other assets                                       857          6,685           (489)
               Accounts payable and other liabilities          14,493        (12,359)         8,966
               Commissions and salaries payable                34,435           --             --
               Accounts payable to affiliate                   (1,833)        (8,010)       (19,427)
               Life policy reserves                             1,070         (2,245)          --
               Current taxes payable                          (15,941)        15,941           --
               Other liabilities                                 (169)         2,045           --
                                                          -----------    -----------    -----------
Net cash used in operating activities                        (449,326)      (604,389)      (729,248)

CASH FLOWS FROM INVESTING ACTIVITIES:
      Cash paid to acquire Mid American Century Life
           Life Insurance Company (net of cash acquired
           of $1,570,469)                                        --             --         (281,811)
     Purchase of fixed maturities                            (490,625)          --             --
     Maturity of fixed maturities                             300,000           --             --
     Short-term investments acquired, net                  (3,748,860)    (1,533,762)          --
     Capital expenditures                                      (5,243)       (22,535)       (10,380)
                                                          -----------    -----------    -----------
Net cash used in investing activities                      (3,944,728)    (1,556,297)      (292,191)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on notes payable                                   --         (375,150)          --
     Proceeds from public stock offering                    3,650,516      2,882,000        462,500
     Proceeds from private stock offering                        --             --        2,006,880
     Cost of stock offerings                                 (427,490)      (376,669)       (75,132)
     Purchase of treasury stock                                  --          (24,000)        (8,400)
                                                          -----------    -----------    -----------
Net cash provided by financing activities                   3,223,026      2,106,181      2,385,848
                                                          -----------    -----------    -----------
Net increase (decrease) in cash                            (1,171,028)       (54,505)     1,364,409

Cash and cash equivalents at beginning of period            1,714,429      1,768,934        404,525
                                                          -----------    -----------    -----------

Cash and cash equivalents at end of period                $   543,401    $ 1,714,429    $ 1,768,934
                                                          ===========    ===========    ===========

See notes to consolidated financial statements.

                        MID-AMERICAN ALLIANCE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     NATURE OF OPERATIONS

Mid-American Alliance Corporation (the "Company") was incorporated in Missouri on May 1, 1996 for the primary purpose of forming, owning and managing life insurance companies. Since incorporation, the Company has been involved in the sale of common stock to acquire a life insurance subsidiary and to provide working capital. The Company is raising $16,000,000 through its in-process Missouri, intrastate public stock offering which commenced on October 14, 1997. The Company is offering Units consisting of one share of 8% non-cumulative convertible, callable, $5.00 par and liquidation value preferred stock and one share of $.10 par value voting common stock for a total Unit cost of $25.00. The offering is scheduled to be completed on April 16, 2000.

2.     ACQUISITION OF MID AMERICAN CENTURY LIFE INSURANCE COMPANY

On December 31, 1997, the Company acquired all outstanding shares of Mid American Century Life Insurance Company ("MACLIC"), an insurance company domiciled in the state of Missouri. The acquisition was accounted for as a purchase, with the results of MACLIC operations being included in the consolidated statements since the date of acquisition.

The aggregate purchase price for the acquisition was $2,317,430, including net costs associated with the acquisition of $105,000 ($90,000 of which were incurred during 1996). The purchase price was allocated to assets acquired of $2,257,886 and liabilities assumed of $20,542, based upon their fair values as of the acquisition date, and resulted in goodwill of $80,086.

The acquisition was financed with the working capital of the Company and with a note payable of $375,150. The note was retired on June 29, 1998.

3.     SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") which, for MACLIC, differ from statutory accounting practices prescribed or permitted by the Missouri Department of Insurance ("MDI"). The Company was in the development stage until the purchase of MACLIC.

Certain prior year amounts have been reclassified to conform with the 1999 presentation. These reclassifications had no effect on the Company's previously reported net loss or shareholder's equity.

PRINCIPALS OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and MACLIC. Operations of MACLIC prior to December 31, 1997, the date of acquisition, are not included in the consolidation. All inter-company accounts and transactions are eliminated in consolidation.

MANAGEMENT'S ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. As more information becomes known, actual results could differ from those estimates.

                        MID-AMERICAN ALLIANCE CORPORATION

3.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of highly liquid investments with maturities of three months or less at the date of purchase and are carried at cost which approximates fair value.

INVESTMENTS

The Company classifies all of its fixed maturity investments as available-for-sale. Available-for-sale fixed maturities are carried at fair value with unrealized gains and losses, net of applicable taxes, reported in other comprehensive income.

Short-term investments, which consist of certificates of deposit and treasury bills with a maturity of three months to one year at the date of purchase, are carried at cost which approximates fair value.

COST IN EXCESS OF NET ASSETS OF COMPANY ACQUIRED (GOODWILL)

The goodwill of $80,086, which resulted from the purchase of MACLIC (see note
2), is being amortized on a straight line basis over five years. Accumulated amortization as of December 31, 1999 totals $32,034.

OFFICE FURNITURE AND EQUIPMENT

Office furniture and equipment is recorded at cost less accumulated depreciation using the 200% declining balance method over the estimated useful life of the respective assets. The useful lives of these assets ranges between three to seven years.

OFFICE LEASE

The Company moved its home office in May of 1998 from 2419 Hyde Park Road to 813 West Stadium Blvd, where the Company leases approximately 5,403 square feet of office space. A three year contract was signed with Jordan-Towne Park, beginning on May 1, 1998 and ending on April 1, 2001. Under the terms of the lease, annual rent expense is $56,736. In 1997, the company leased approximately 1,835 square feet of office space, where the annual rent expense was $15,596.

FUTURE POLICY BENEFITS

The liabilities for future policy benefits on the Company's life insurance policies are computed using the net level premium method and assumptions as to investment yields, mortality, withdrawals and other assumptions, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations.

FEDERAL INCOME TAXES

The Company used the liability method of accounting for income taxes. Deferred income taxes are provided for cumulative temporary differences between balances of assets and liabilities determined under generally accepted accounting principles and balances determined for tax reporting purposes.

                        MID-AMERICAN ALLIANCE CORPORATION

3.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMMON AND PREFERRED STOCK

The common stock is fully-paid and non-assessable, has a $.10 par value, with dividend rights subject to the prior rights of the holders of preferred stock and has full voting rights. The preferred stock has no voting rights, has a par and liquidation value of $5.00 per share of which dividends, if and when declared, will be paid at the rate of eight percent (8%) of the par value, and is convertible into four (4) shares of common stock until six months after the completion or termination of the public offering, and if not converted by that date, is subject to call by the Company at $25 per share.

All shareholder rights conferred by the Company's Articles and By-Laws shall vest in the subscribers immediately upon acceptance of the subscription by the Company. These rights shall include, inter alia, voting rights, liquidation and other preferences, etc. However, the actual issuance of ownership certificates will not occur until six months after the offering is completed or terminated. Accordingly, the stock sold in the public offering is recorded as outstanding and not issued (281,527 shares as of December 31, 1999 and 133,780 shares as of December 31, 1998). Additionally, the share certificates issued will not be tradeable for nine months after the completion or termination of the offering.

EARNINGS PER SHARE

Basic and diluted earnings per share are calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." All earnings and losses per share amounts for all periods have been presented to conform with the requirements of SFAS 128.

Net loss per common share is calculated using the weighted average number of common shares outstanding. Initial organizer shares totaling 3,150,000 are considered to be outstanding since inception. The 1,562,500 shares of common stock sold in private placement has been outstanding since August 31, 1997. The 60,000 shares of common stock (see note 4) are considered outstanding from December of 1997 through July of 1998. Shares sold during the public offering are considered to be outstanding for one half of the month in which they were sold. Accordingly, the weighted average common shares outstanding at December 31, 1999, 1998, and 1997 was 4,629,012, 4,820,478, and 4,226,494 respectively.

4.     ISSUANCE OF COMMON SHARES AT $.40 PER SHARE

During 1997, the Company issued 60,000 shares of authorized but unissued common stock at $.40 per share. This transaction occurred after the private placement offering was completed and before the public stock offering commenced. The difference between the cost per share of stock sold in the private placement ($1.60) and issuance of this common stock ($.40) is recognized as compensation expense, totaling $72,000 or $1.20 per share, in the accompanying Consolidated Statements of Operations for the year ended December 31, 1997. In July of 1998, these 60,000 shares were repurchased by the Company at cost ($.40 per share) and are currently held in treasury.

5.     REFUND ON STOCK

During 1999, stock issued to core sales representatives who subsequently left the company was refunded. These representatives purchased shares as part of their commitment to the company. Mid American refunded their investment in stock at the original purchase price. A total of 257,600 shares were refunded.

                        MID-AMERICAN ALLIANCE CORPORATION

6.     INVESTMENTS

The amortized cost and fair value of investments in fixed maturities at December 31, 1999 and 1998 are summarized as follows:

                                                         Gross             Gross
                                      Amortized        Unrealized        Unrealized          Fair
                                         Cost            Gains             Losses           Value
                                     -------------    -------------     -------------    -------------
U.S. Government Bonds:

December 31, 1999                       $ 839,550     $         -           $ 20,023        $ 819,527
December 31, 1998                         657,616           13,424                 -          671,040


The amortized cost and fair value of fixed maturities at December 31, 1999 by contractual maturity are shown below:

                                                                    Fair
                                               Amortized Cost       Value
                                             ----------------  ---------------

Due in one year or less                             $      -        $       -
Due after five years through ten years               839,550          819,527
                                             ----------------  ---------------
   Total                                            $839,550        $ 819,527
                                             ================  ===============

All of the Company's investments in fixed maturities have been placed on deposit under custodial agreements to meet MDI regulatory requirements. The following are the components of net investment income:

                                                         Years ended December 31,
                                                 1999              1998              1997
                                             --------------    -------------     -------------

Fixed maturities                                 $  38,602        $  41,039         $       -
Short-term and other investments                   183,559          110,078            50,375
                                             --------------    -------------     -------------

Investment income                                $ 222,161        $ 151,117         $  50,375
                                             ==============    =============     =============


7.     CONCENTRATIONS OF CREDIT RISK

Credit risk is limited by investing primarily in securities of the U.S. government and of U.S. government agencies. The Company maintains its cash balances in one financial institution located in Jefferson City, Missouri. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1999, uninsured amounts held at this financial institution total $153,264. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

                        MID-AMERICAN ALLIANCE CORPORATION

8.     DUE FROM AGENTS

Due from agents consists of amounts advanced to agents to provide for personal expenses and is expected to be collected from future commissions from the in-process public stock offering. Due to the uncertainty of the Company's ability to collect the entire outstanding balance, the Company maintained a valuation allowance of $100,237 at December 31, 1999 and 1998.

9.     FEDERAL INCOME TAXES

The Company does not file a consolidated federal income tax return with MACLIC. MACLIC is taxed as a life insurance company under the provisions of the Internal Revenue Code and is ineligible to file a federal consolidated income tax return with the Company before 2003. Federal income tax expense for the years ended December 31, 1999 and 1998 and 1997 consisted of the following:

                                                                     Years ended December 31,
                                                            1999               1998                1997
                                                       ---------------     --------------      -------------

Current federal income tax expense (credit)            $     (9,232)       $     15,941        $         -

Federal income tax expense differs from the amount computed by applying the statutory federal income tax rate of 34% as follows:

                                                                    Years ended December 31,
                                                           1999                1998               1997
                                                      ----------------    ---------------    ---------------

Federal income tax benefit at statutory rate              $ (176,746)        $ (210,616)        $ (271,027)

Small life insurance company deduction                       (48,408)           (26,489)                  -
Increase in NOL valuation allowance                           188,758            245,697            271,027
Surtax exemptions                                             (6,132)            (6,652)                  -
Goodwill and other intangible assets                            5,446              5,446                  -
Other                                                          27,850              8,555                  -
                                                      ----------------    ---------------    ---------------

Federal income tax expense                                 $  (9,232)          $  15,941        $         -
                                                      ================    ===============    ===============

Deferred federal income taxes reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

                        MID-AMERICAN ALLIANCE CORPORATION

9.     FEDERAL INCOME TAXES (CONTINUED)

Significant components of the Company's net deferred tax liability are as follows:

                                                            December 31,

                                                            1999         1998
                                                       ---------    ---------
Deferred tax liability:
   Net unrealized investment gains                     $  (6,808)   $   4,564
                                                       ---------    ---------
Total deferred tax liability                              (6,808)       4,564

Deferred tax asset:
   Net operating loss carry forward                      816,844      614,508

   Alternative minimum tax credit carry forward             --         10,689
                                                       ---------    ---------
Total deferred tax asset                                 816,844      625,197


Valuation allowance                                     (816,844)    (625,197)
                                                       ---------    ---------
Net deferred tax asset                                      --           --
                                                       ---------    ---------

Net deferred tax liability                             $  (6,808)   $   4,564
                                                       =========    =========

The Company had net operating loss carryforwards of approximately $2,402,000, expiring between 2011 and 2019. A net deferred tax asset has not been established for these net operating loss carryforwards. Federal income taxes paid during 1999 were $5,520. There were no federal income taxes paid in 1998 or 1997.

10.     SHAREHOLDERS' EQUITY AND STATUTORY ACCOUNTING PRACTICES

MACLIC prepares its statutory-basis financial statements in accordance with statutory accounting practices ("SAP") prescribed or permitted by the MDI. Currently, Prescribed statutory accounting practices include state insurance laws, regulations, and general administrative rules, as well as the National Association of Insurance Commissioners ("NAIC") Accounting Practices and Procedures Manual and a variety of other NAIC publications. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The NAIC is in the process of codifying SAP ("Codification"). Codification will change, to some extent, prescribed SAP and may result in changes to the accounting practices that MACLIC uses to prepare its statutory-basis financial statements. Codification, which was approved by the NAIC in 1998, will require adoption by the various states before it becomes the prescribed statutory basis of accounting for insurance companies domesticated within those states. Accordingly, before Codification becomes effective for MACLIC, the MDI must adopt Codification as the prescribed basis of accounting on which domestic insurers must report their statutory-basis results to the MDI. At this time it is unclear whether the MDI will adopt Codification. However, management believes that the impact of Codification will not be material to MACLIC's statutory-basis financial statements.

                        MID-AMERICAN ALLIANCE CORPORATION

10.  SHAREHOLDERS' EQUITY AND STATUTORY ACCOUNTING PRACTICES (CONTINUED)

Net income for 1999 and 1998 and capital and surplus at December 31, 1999 and 1998 for the Company's insurance operations as reported in these financial statements prepared in accordance with GAAP as compared to amounts reported in accordance with SAP prescribed or permitted by the MDI are as follows:

                                                    GAAP                                   SAP

                                            Net            Capital and               Net          Capital and
                                          Income             Surplus               Income           Surplus
                                        -------------    -----------------     --------------    --------------

                 1999                   $     84,501     $     6,051,692       $     93,206      $   6,041,691

                 1998                         84,563           2,325,157            114,745          1,927,987

Principal differences between GAAP and SAP include: a) costs of acquiring new policies are deferred and amortized for GAAP; b) benefit reserves are calculated using more current assumptions relating to investments, mortality and withdrawals for GAAP; c) deferred income taxes are provided for GAAP; d) statutory asset valuation reserves are not required for GAAP; and e) available-for-sale fixed maturity investments are reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity for GAAP.

Statutory restrictions limit the amount of dividends which may be paid by MACLIC to the Company. Generally, dividends during any year may not be paid without prior regulatory approval, in excess of the lesser of (a) 10% of statutory shareholder's surplus as of the preceding December 31, or (b) statutory net operating income for the preceding year. In addition, MACLIC must maintain the minimum statutory capital and surplus, $1,200,000, required for life insurance companies domiciled in Missouri.

The MDI imposes on insurance enterprises minimum risk-based capital ("RBC") requirements that were developed by the NAIC. The formulas for determining the amount of RBC specify various weighing factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by ratio (the "Ratio") of the enterprises regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Enterprises below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. MACLIC has a Ratio that is in excess of the minimum RBC requirements; accordingly, MACLIC meets the RBC requirements.

11.  REINSURANCE

To minimize the risk of claim exposure to surplus, the Company retains a maximum of $50,000 of risk on individual life insurance. Reinsurance is provided for the ten year term product (the Company's only existing product) through Optimum RE, an A+ rated reinsurance company. The retention limit on the ten year term product is $50,000. At December 31, 1999, MACLIC had $2,198,000 of insurance in-force and $1,754,000 in reinsurance ceded. At December 31, 1998, MACLIC had $998,000 of insurance in-force and $640,000 in reinsurance ceded. To the extent the reinsurance company would be unable to meet its obligations under the reinsurance agreement, the Company would remain primarily liable for the entire amount of risk.

                        MID-AMERICAN ALLIANCE CORPORATION

12.     RELATED PARTY TRANSACTIONS

First Alliance Corporation ("FAC") is a financial services holding company based in Lexington, Kentucky. FAC is a shareholder of the Company and owns 725,000 shares (or 15%) of the Company's outstanding common stock at December 31, 1999. Upon completion of the Company's in-process public stock offering on April 16, 2000, FAC will own approximately 12% of the Company's outstanding common stock. Two officers and directors of FAC are also officers and directors of the Company. Additionally, one officer and director of FAC is a shareholder of the Company.

Effective September 1, 1996, the Company's Board of Directors voted to enter into an administrative services agreement with FAC whereby FAC provides investment management, data processing, accounting and reporting services to the Company. The agreement is in effect until either party gives 90 days written notice of termination. Under the terms of the agreement, the Company initially paid FAC a monthly fee of $1,000. Effective November 1, 1997, this fee was increased to $2,000 with the commencement of the public offering. Effective February 1, 1999, the fee was increased to $3,000 per agreement of both companies. During 1999, 1998, and 1997, the Company incurred expenses in connection with this agreement of $35,000, $24,000, and $14,000, respectively.

13.     FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair values of financial instruments, and the methods and assumptions used in estimating their fair values, are as follows:

FIXED MATURITIES

Fixed maturities are carried at fair value in the accompanying consolidated balance sheets. The fair value of fixed maturities are based on quoted market prices. At December 31, 1999 and 1998, the fair value of fixed maturities was $819,527 and $671,040, respectively.

SHORT-TERM INVESTMENTS

The carrying amount of short-term investments approximates their fair values. At December 31, 1999 and 1998, the fair value of short-term investments was $5,282,622 and $1,533,762, respectively.

CASH AND CASH EQUIVALENTS

The carrying values of cash and cash equivalents approximates their fair values. At December 31, 1999 and 1998, the fair value of cash and cash equivalents was $543,401, and $1,714,429, respectively.

                        MID-AMERICAN ALLIANCE CORPORATION

14.     COMPREHENSIVE INCOME

The components of comprehensive income along with the related tax effects are presented for 1999, 1998 and 1997 as follows:

                                                                      Years ended December 31,

                                                              1999               1998                1997
                                                        ---------------    ----------------    ---------------
Unrealized gain on available-for-sale securities:
  Unrealized holding gains arising during the period       $  (28,885)           $  13,424            $     -
      Tax benefit (expense)                                      6,808             (4,564)
Other comprehensive loss                                      (22,077)               8,860                  -
                                                        ---------------    ----------------    ---------------
Net loss                                                     (510,607)           (635,400)          (797,137)
  Other comprehensive income, net of tax effect:
      Unrealized investment gains                             (22,077)               8,860                  -
                                                        ---------------    ----------------    ---------------
  Comprehensive loss                                       $ (532,684)         $ (626,540)        $ (797,137)
                                                        ===============    ================    ===============

Net loss per common share-basic and diluted                 $   (0.12)      $       (0.13)          $  (0.19)
                                                        ===============    ================    ===============

15.     SEGMENT INFORMATION

The operations of the Company and its subsidiaries have been classified into two operating segments as follows: life insurance operations and corporate operations. Segment information as of December 31, 1999, 1998 and 1997 and for the periods then ended is as follows:

                                             1999           1998           1997
                                         -----------    -----------    -----------

Revenues:
      Life insurance operations          $   105,983    $   118,531    $      --
      Corporate operations                   119,658         35,765         50,375
                                         -----------    -----------    -----------
                  Total                  $   225,641    $   154,296    $    50,375
                                         ===========    ===========    ===========

Income (loss) before income taxes:

      Life insurance operations          $    75,268    $    92,004    $      --
      Corporate operations                  (595,107)      (711,463)      (797,137)
                                         -----------    -----------    -----------
                  Total                  $  (519,839)   $  (619,459)   $  (797,137)
                                         ===========    ===========    ===========

Assets:
      Life insurance operations          $ 6,097,645    $ 2,373,915    $ 2,257,886
      Corporate operations                   677,315      1,690,019        326,471
                                         -----------    -----------    -----------
                  Total                  $ 6,774,960    $ 4,063,934    $ 2,584,357
                                         ===========    ===========    ===========

Depreciation and amortization expense:
      Life insurance operations          $      --      $      --      $      --
      Corporate operations                    27,657         27,027          8,745
                                         -----------    -----------    -----------
                  Total                  $    27,657    $    27,027    $     8,745
                                         ===========    ===========    ===========

                        MID AMERICAN ALLIANCE CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                         December 31,
                                                                     June 30, 2000           1999
                                                                     ------------       -------------
                                                                      (Unaudited)
ASSETS
Investments:
      Available-for-sale fixed maturities, at fair value               $5,219,836        $  819,527
      (amortized cost of $5,245,787 and $839,550
      in 2000 and 1999, respectively)
Equity securities (cost of $35,000 in 2000)                                35,000              --
Policy loans                                                                2,661              --
Short-term investments                                                    805,225         5,497,210
                                                                       ----------        ----------
Total investments                                                       6,062,722         6,316,737

Cash and cash equivalents                                                 734,608           328,813
Accrued investment income                                                  55,189            16,543
Prepaid expenses                                                           20,025            22,729
Intangible asset (net of accumulated amortization of $2,778)              492,698              --
Investment in real estate                                                  51,000              --
Goodwill, net of accumulated amortization of $40,043 and                   98,381            48,052
   $32,034 in 2000 and 1999, respectively
Office furniture and equipment, less accumulated                           24,214            27,561
   depreciation of $43,970 and $35,544 in 2000
   and 1999, respectively
Advances to agents (less allowance for bad debts of $100,237 in            48,912             8,804
   2000 and 1999)
Due premiums                                                                4,830             2,388
Other assets                                                                2,888             3,333
                                                                       ----------        ----------
Total assets                                                           $7,595,467        $6,774,960
                                                                       ==========        ==========


See notes to condensed consolidated financial statements.

                        MID AMERICAN ALLIANCE CORPORATION

                                                                                           December 31,
                                                                     June 30, 2000              1999
                                                                   -------------------  ------------------
                                                                      (Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY

Policy and contract liabilities:
Life policy reserves (net of reinsurance ceded reserves of            $   188,923         $    13,309
$1,867 and $4,076 in 2000 and 1999, respectively)
Deposits on pending policy applications                                   169,695                --
Claims payable                                                              5,000               5,000
                                                                      -----------         -----------
Total policy and contract liabilities                                     363,618              18,309

Payable to affiliates                                                       5,213               5,043
Federal income taxes payable:
  Current                                                                     126                --
  Deferred                                                                 (8,823)             (6,808)
Commissions, salaries, wages and benefits payable                            --                34,435
Accounts payable and accrued expenses                                      12,080              20,970
Other liabilities                                                           3,036               3,538
Total liabilities                                                         375,250              75,487



Shareholders' equity:
Preferred stock, 6% non-cumulative convertible                          1,593,700           1,407,635
callable, $5.00 par and liquidation value; 640,000 shares
authorized; 318,740 and 281,527 issued and outstanding at
June 30, 2000 and December 31, 1999, respectively
Common stock, no par value, 7,600,000 shares                              482,864             479,643
authorized; 4,828,640 shares issued and outstanding at June
30, 2000 and 4,796,430 shares issued and outstanding at
December 31, 1999
Additional paid in capital                                              7,799,780           7,128,493
Retained earnings - deficit                                            (2,606,599)         (2,270,682)
Treasury shares held at cost (144,000 shares in 2000 and 1999)            (32,400)            (32,400)
Accumulated other comprehensive income                                    (17,128)            (13,216)
                                                                      -----------         -----------
Total shareholders' equity                                              7,220,217           6,699,473
                                                                      -----------         -----------
Total liabilities and shareholders' equity                            $ 7,595,467         $ 6,774,960
                                                                      ===========         ===========

See notes to condensed consolidated financial statements.

                        MID AMERICAN ALLIANCE CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   Six months ended June 30,         Three months ended June 30,
                                                  2000               1999              2000               1999
                                                ---------         ---------         ---------         ---------
                                               (Unaudited)       (Unaudited)       (Unaudited)        (Unaudited)
REVENUES
   Premium income                               $  47,298         $     824         $  45,888         $  (1,235)
   Net investment income                          198,480            83,458           104,496            38,248
   Other income                                     3,325              --               3,322              --
                                                ---------         ---------         ---------         ---------
Total revenue                                     249,103            84,282           153,706            37,013

BENEFITS AND EXPENSES
   Increase in policy reserves                     16,662              --              17,092            (2,090)
   Commissions                                     23,472               758            23,472              --
   Salaries, wages and employee benefits          236,904           192,216           103,173            99,310
   Professional fees                              117,432            32,087            93,108            15,937
   Administrative fees - related party             12,000            17,000             3,000             9,000
   Rent expense                                    28,366            28,366            14,183            14,183
   Depreciation and amortization expense           15,482            13,531             9,174             6,792
   Other operating costs and expenses             119,815            59,748            62,446            29,868
                                                ---------         ---------         ---------         ---------
Total benefits and expenses                       570,133           343,706           325,648           173,000

LOSS BEFORE INCOME TAX EXPENSE                   (321,030)         (259,424)         (171,942)         (135,987)

Income tax expense                                 14,885              --               3,515            (3,800)

NET LOSS                                        $(335,915)        $(259,424)        $(175,457)        $(132,187)
                                                =========         =========         =========         =========

NET LOSS PER COMMON SHARE - BASIC AND
    DILUTED                                     $   (0.07)        $   (0.05)        $   (0.04)        $   (0.03)
                                                =========         =========         =========         =========


See notes to condensed consolidated financial statements.

                        MID AMERICAN ALLIANCE CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                     Six months ended June 30,
                                                                                     2000                 1999
                                                                               ------------------   ------------------
OPERATING ACTIVITIES:                                                             (Unaudited)          (Unaudited)
Net loss                                                                         $  (335,915)        $  (259,424)
Adjustments to reconcile net loss to net cash
used in operating activities:
    Provision for depreciation                                                         8,426               5,522
    Amortization of premium and accretion of discount on fixed                         2,778                --
    maturity investments
    Other amortization                                                                (2,494)              8,009
    Increase in accrued investment income                                            (38,646)             (1,296)
    Decrease (increase) in prepaid expenses                                            2,704                (769)
    Increase in policy loans                                                          (2,661)               --
    Increase in premiums due                                                          (2,442)               --
    Increase in agent advances                                                       (40,107)             (9,355)
    Increase in other assets                                                             446
    Increase in policy reserves                                                      175,614                --
    Increase in deposits on pending policy applications                              169,695                --
    Increase in federal income tax payable                                               126                --
    Increase (decrease) in commissions, salaries, wages and benefits                 (34,435)               --
       payable
    Increase in payable to affiliate                                                     170
    Increase (decrease) in accounts payable to affiliate                                --                  --
    Decrease in accounts payable, accrued expenses and other  liabilities             (9,389)               (331)
                                                                                 -----------         -----------
Net cash used in operating activities                                               (106,130)           (257,644)

INVESTING ACTIVITIES:
    Short-term investments sold/acquired (net)                                     4,691,985          (1,643,349)
    Purchase of available-for-sale fixed maturities                               (5,691,686)               --
    Sale or maturity of available-for-sale fixed maturities                        1,295,952                --
    Purchase of equity securities                                                    (35,000)               --
    Purchase price paid for Security Alliance in excess of cash acquired             (58,338)               --
    Purchase price paid for Ken Johnson Agency in excess of cash                    (495,476)               --
       acquired
    Purchase of furniture and equipment                                               (5,080)             (2,530)
                                                                                 -----------         -----------
Net cash used in investing activities                                               (297,643)         (1,645,879)

FINANCING ACTIVITIES:
    Proceeds from sale of preferred stock                                            186,065             324,085
    Proceeds from sale of common stock                                               740,760           1,296,340
    Cost of stock offerings                                                         (117,257)           (185,530)
                                                                                 -----------         -----------
Net cash provided by financing activities                                            809,568           1,434,895

Increase (decrease) in cash and cash equivalents                                     405,795            (468,628)

Cash and cash equivalents, beginning of period                                   $   328,813         $   714,429
                                                                                 -----------         -----------

Cash and cash equivalents, end of period                                         $   734,608         $   245,801
                                                                                 ===========         ===========

See notes to condensed consolidated financial statements.

                        MID-AMERICAN ALLIANCE CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.)      Basis of Presentation

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the interim periods have been included. Certain financial information which is normally included in financial statements prepared in accordance with generally accounting principles, but which is not required for interim reporting purposes, has been omitted.

2.)      Subsidiary Operations

The Company's subsidiaries, Mid American Century Life Insurance Company of Missouri ("MAC-MO"); Security Alliance Life Insurance Company ("SAL") (formerly known as Mid American Century Life Insurance Company of Arkansas) and the Ken Johnson Agency ("KJA"), are included in the financial information. MAC-ARK and KJA are included from the dates of acquisition, May 22, 2000 and June 1, 2000. MAC-MO is wholly owned by the Company and SAL is wholly owned by MAC-MO. The Company owns sixty percent of KJA while MAC-MO owns forty percent of KJA.

3.)      Comprehensive Income

                                                  Three months ended                    Six months ended
                                              June 30,         June 30,            June 30,         June 30,
                                                2000             1999               2000              1999
                                              ---------        ---------          ---------         ---------
                                             (Unaudited)       (Unaudited)       (Unaudited)       (Unaudited)

Unrealized gain on available-for sale
securities
   Unrealized holding gains/(losses)
      during the period                        $  (8,609)        $    --           $  25,951)        $  13,424)
   Tax benefit/(expense)                            (111)             --               8,823             4,564
                                               ---------         ---------         ---------         ---------
Other comprehensive income                     $  (8,720)        $    --           $ (17,128)        $   8,860)
                                               ---------         ---------         ---------         ---------

Net income/(loss)                              $(208,677)        $(120,910)        $(335,915)        $(259,424)
   Other comprehensive income/(loss)
   net of tax effect:

     Unrealized investment gains/(loss)           (8,720)             --             (17,128)           (8,860)
                                               ---------         ---------         ---------         ---------
Comprehensive income/(loss)                    $(217,397)        $(120,910)        $(353,043)        $(268,284)
                                               ---------         ---------         ---------         ---------

Net income/(loss) per common
  share-basic and diluted                      $   (0.04)        $   (0.02)        $   (0.07)        $   (0.05)
                                               ---------         ---------         ---------         ---------

                        MID-AMERICAN ALLIANCE CORPORATION

4.)      Segment Information

                                                  Three months ended               Six months ended
                                               June 30,       June 30,          June 30,        June 30,
                                                2000            1999              2000            1999
                                              --------         --------         --------        --------
                                            (Unaudited)       (Unaudited)     (Unaudited)       (Unaudited)
Revenues:
      Life and annuity insurance               144,082           15,840          232,760           47,457
      Corporate                                  9,575           21,173           16,343           36,825
                                              --------         --------         --------         --------
           Total                               153,657           37,013          249,103           84,282
                                              --------         --------         --------         --------

Income/(Loss) before income taxes
      Life and annuity insurance                34,909           18,620          111,495           43,286
      Corporate                               (228,795)        (203,938)        (432,525)        (302,710)
                                              --------         --------         --------         --------
            Total                             (193,886)        (185,318)        (321,030)        (259,424)
                                              --------         --------         --------         --------

Depreciation and amortization expense:
      Life and annuity insurance                 2,866             --              2,866             --
      Corporate                                  6,308            6,792           12,616           13,531
                                              --------         --------         --------         --------
            Total                                9,174            6,792           15,482           13,531
                                              --------         --------         --------         --------

Segment asset information as of June 30, 2000 and December 31, 1999

Assets:
      Life and annuity insurance        7,010,804        2,417,706
      Corporate                           584,663        2,821,367
                                        ---------        ---------
           Total                        7,595,467        5,239,073
                                        ---------        ---------


5.)      Earnings Per Share

Net loss per common share for basic and diluted earnings per share is based upon the weighted average number of common shares outstanding during the year. The weighted average outstanding common shares for the three months ended June 30, 2000 and 1999 was 4,801,826 and 4,928,908, respectively, and the six months ended June 30, 2000 and 1999 was 4,816,500 and 4,930,698, respectively.

6.)      Purchase of SAL

On May 22, 2000, MAC-MO purchased 100% of the outstanding stock of SAL from Irrevocable Trust located in Springfield, Missouri. The purchase price totaled $265,830 which includes $15,830 of costs related to the acquisition. The Company paid a $40,000 non-compete to Rebecca Rhoden who was Trustee of the Irrevocable Trust.

                        MID-AMERICAN ALLIANCE CORPORATION

7.)      Purchase of KJA

On June 1, 2000, the Company, along with its subsidiary MAC-MO, purchased 100% of the outstanding stock of the Ken Johnson Agency located in Princeton, Missouri. The purchase price was $495,476 of which the Company paid $195,476 and MAC-MO paid $300,000. The acquisition was financed using working capital of both companies. Additionally, the Company issued 30,000 shares of its Common Stock in exchange for real estate in Princeton where the Ken Johnson Agency is located. The real estate's appraised value is $51,000.

                                    EXHIBITS INDEX


1.       Underwriting Agreement- Attached as Exhibit 1

3.       Articles of Incorporation and Bylaws- Attached as Exhibit 3

4.       Copy of common stock - Attached as Exhibit 4

5.       Legal opinion- Attached as Exhibit 5

11.      Statement re: computation of per share earnings- See "Dilution" in Offering Document

21.      Subsidiaries of registrant- See "Business" in Offering Document

23.      Consent of experts and counsel- Attached as Exhibit 5

27.      Financial Data Schedule- Attached as Exhibit 27
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